Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated as of May 28, 2005

by and among

ABBOTT LABORATORIES,

ABBOTT CARDIOVASCULAR, INC.

ABBOTT JAPAN CO., LTD.,

INVERNESS MEDICAL INNOVATIONS, INC.,

INVERNESS MEDICAL SWITZERLAND GmbH,

AND

INVERNESS MEDICAL JAPAN, LTD.

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS

1.1	Definitions

1.2	Construction

1.3	Performance of Obligations by Affiliates

ARTICLE II	PURCHASE AND SALE

2.1	Agreements to Purchase and Sell

2.2	Excluded Assets

2.3	Assumed Liabilities

2.4	Excluded Liabilities

2.5	Contracts Transferred by Seller following the Closing Date

2.6	Procedures for Contracts not Transferable

2.7	Extraordinary Obligations

2.8	Wrong Pockets

ARTICLE III	PURCHASE PRICE; CONSISTENT TREATMENT

3.1	Purchase Price

3.2	Purchase Price Allocation

ARTICLE IV	CLOSINGS

4.1	Closing Date

4.2	Closing

4.3	Transactions at Closing

4.4	Regulatory Matters in Japan

4.5	Transfer of Marketing Registrations

4.6	Distribution of the Products

4.7	Inventory

4.8	Cost-Flow Examples

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF SELLER

5.1	Organization

5.2	Due Authorization

5.3	Title

5.4	Intellectual Property

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5.5	Litigation

5.6	Contracts

5.7	Employment Matters

5.8	Employee Benefits

5.9	Consents

5.10	Brokers, Etc

5.11	Marketing Registrations; Compliance with Laws

5.12	Disclaimer

5.13	Unaudited Financial Statements and Financial Information

5.14	Absence of Certain Changes

5.15	Warranty Matters

5.16	Customers, Distributors and Suppliers

5.17	Disclosure

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF BUYER

6.1	Organization

6.2	Due Authorization

6.3	Consents

6.4	Litigation

6.5	Brokers, Etc

6.6	Compliance with Laws

6.7	Disclosure

6.8	Valuation

ARTICLE VII	POST-CLOSING COVENANTS; OTHER AGREEMENTS

7.1	Conduct of the Product Line Prior to the Closing

7.2	Disclosure Supplements

7.3	Records

7.4	Use of Abbott Brands

7.5	Japanese Employees

7.6	Transfer Taxes

7.7	Accounts Receivable

7.8	Returns of Products

7.9	Assistance with Transition of the Product and Manufacturing of Product

7.10	Buyer’s Covenant Not to Sue

7.11	Seller’s Covenant Not to Sue

7.12	Product Diversion

7.13	Further Assurances

7.14	Non-Solicitation

7.15	Financing

7.16	Developing World Program

7.17	Financial Information

7.18	Use of Determine/Daina Screen Brand Names in United States

7.19	Reagent Information Rights

7.20	Inverness Japan

ARTICLE VIII	CONDITIONS TO CLOSING

8.1	Conditions to Seller’s Obligations

8.2	Conditions of Buyer’s Obligations

ARTICLE IX	TERMINATION

9.1	Termination

9.2	Procedure and Effect of Termination

ARTICLE X	INDEMNIFICATION AND SURVIVAL

10.1	Indemnification by Seller

10.2	Indemnification by Buyer

10.3	Survival

10.4	Exclusive Remedy

10.5	Net Losses and Subrogation

10.6	Third Party Claim Indemnification Procedures

ARTICLE XI	MISCELLANEOUS

11.1	Assignment

11.2	Public Announcements

11.3	Confidentiality

11.4	Expenses

11.5	Severability

11.6	Entire Agreement

11.7	No Third Party Beneficiaries

11.8	Waiver

11.9	Governing Law

11.10	Alternative Dispute Resolution

11.11	Headings

11.12	Counterparts

11.13	Notices

11.14	Schedules

Exhibits and Schedules

Exhibits

Exhibit A	–	Assignment and Assumption Agreement
Exhibit B	–	Bill of Sale
Exhibit C	–	Master Secondment Agreement
Exhibit D	–	License and Material Transfer Agreement
Exhibit E	–	Manufacturing Support Services Agreement
Exhibit F	–	Patent Assignment
Exhibit G	–	Reagent Supply Agreement
Exhibit H	–	Supply of Products for the Humanitarian Program Agreement
Exhibit I	–	Trademark Assignment
Exhibit J	–	Trademark License Agreement
Exhibit K	–	Alternative Dispute
Exhibit L	–	Index of Documents
Exhibit M	–	Cost Flow Examples
Exhibit N	–	Noncompetition Agreement
Exhibit O	–	Press Release

Schedules

Schedule 1.1(j)	–	Regular Japanese Employees
Schedule 1.1(k)	–	Key Japanese Employees
Schedule 1.1(l)	–	Least Developed Countries
Schedule 1.1(o)	–	Labor and Overhead Payment
Schedule 1.1(p)	–	Products
Schedule 1.1(r)	–	Royalty Payments
Schedule 1.1(t)	–	Territory
Schedule 2.1(a)	–	Equipment
Schedule 2.1(c)(i)	–	Patents
Schedule 2.1(c)(ii)	–	Licensed Patents
Schedule 2.1(c)(iii	–	Marks
Schedule 2.1(c)(iv	–	Licensed Marks
Schedule 2.1(f)	–	Marketing Registrations
Schedule 2.1(k)	–	Reagents Exclusive to Product Line
Schedule 3.2	–	Allocation Schedule
Schedule 5.3	–	Operating Condition
Schedules 5.4(a), (b),
(e), (f) and (j)	–	Intellectual Property
Schedule 5.7(c)	–	Employment Matters
Schedule 5.8	–	Abbott Benefit Plan
Schedule 5.9	–	Seller’s Consent
Schedule 5.13(a)	–	Product Line Financial Statements

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Schedule 5.13(d)	–	United States Closing Assets
Schedule 5.14	–	Absence of Changes
Schedule 5.15	–	Warranty Matters
Schedule 5.16	–	Customers, Distributors and Suppliers
Schedule 6.3	–	Buyer Consents
Schedule 7.5(a)(i)	–	Japanese Employees
Schedule 7.5(a)(ii)	–	Other Benefits
Schedule 7.5(b)	–	Copies of Employment Offers
Schedule 7.5(i)	–	Allocation of Bonus for 2005
Schedule 8.2(e	–	Other Employee
Schedule 10.2(a)	–	Third Party Patent Infringement Liability

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of May 28, 2005 is entered into by and among Abbott Laboratories, an Illinois corporation (“Abbott Laboratories”), Abbott Cardiovascular, Inc., a Delaware corporation (“Abbott Cardiovascular”), Abbott Japan Co., Ltd., a Japanese corporation (“Abbott Japan”, and collectively with Abbott Laboratories and Abbott Cardiovascular, “Seller”), on the one hand, and Inverness Medical Innovations, Inc., a Delaware corporation (“Parent”), Inverness Medical Switzerland GmbH, a corporation organized under the laws of Switzerland (“Inverness Switzerland”), and Inverness Medical Japan, Ltd., a corporation organized under the laws of Japan (“Inverness Japan”, and collectively with Parent, and Inverness Switzerland, the “Buyer”), on the other hand.  Seller and Buyer sometimes are referred to in this Agreement collectively as the “Parties” and individually as a “Party”.

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, certain assets and liabilities relating to the design, development, manufacturing, registration, marketing, distribution and sale of its Determine® /Daina Screen® product line (“Product Line”); and

WHEREAS, Seller has agreed, as an inducement for Buyer to enter into this Agreement, to enter into the Noncompetition Agreement (as defined herein).

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the Parties hereto agree as follows:

ARTICLE I
Definitions.

1.1                                 Definitions.  In addition to the terms defined above and other terms defined in other Sections of this Agreement, the following initially capitalized terms have the following meanings when used herein:

“Abbott Benefit Plan” means each Benefit Plan established, maintained or contributed to by Abbott Japan for the benefit of the Japanese Employees.

“Abbott Brands” means the trademarks or trade names “Abbott®,” “Abbott Laboratories®,” the stylized symbol “A®,” and any variants of any of the foregoing presently used in connection with the Product Line.

“Abbott Excluded Business” means the design, development, manufacturing, registration, marketing, distribution and sale of products which test using Excepted Readers in hospitals, laboratories, blood banks or similar locations, other than in a Rapid Manner within the Field of Use, bodily fluids for evidence of infectious diseases (including HIV and hepatitis) of donors or patients.

“Abbott Material Costs Incurred” means: (a) during the term of the Manufacturing Support Services Agreement and while the Distribution Period is still in effect, the raw materials, labels and packaging materials portion of Products sold during each calendar month of the Distribution Period valued at the standard cost per the BPCS system in Matsudo, Japan as of December 1, 2004; provided, however, that during such term, Seller shall supply Reagents at a price equal to the Standard Manufacturing Cost per unit plus 15%, and (b) after the termination or expiration of the Manufacturing Support Services Agreement and while the Distribution Period is still in effect, the price charged by Buyer to Seller for Products purchased for distribution during each calendar month of the Distribution Period.

“Accounts Receivable” has the meaning set forth in Section 2.2(c).

“Acquired Assets” has the meaning set forth in Section 2.1.

“Additional Assay Capabilities” means the design, development, manufacturing, registration, marketing, distribution and sale of products manufactured by Buyer or its Affiliates which test for malaria Pf, malaria Pf/vivax, tuberculosis, Chagas disease, chlamydiasis, and multiple analytes; provided, however, that multiple analyte tests (which test for more than one of HIV1-2, hepatitis, syphilis or fecal occult blood) are expressly excluded.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person; provided, however, that for the avoidance of doubt and subject to the following sentence, the term “Affiliate” shall exclude, with respect to Seller, TAP Pharmaceuticals Inc., a Delaware corporation, TAP Finance Inc., a Delaware corporation and TAP Pharmaceuticals Products Inc., a Delaware corporation and, with respect to Buyer, PBM-Selfcare LLC, a Delaware limited liability company.  For purposes of this definition, a Person shall be deemed to control another Person if it owns or controls more than 50% of the voting equity of the other Person (or other comparable ownership if the Person is not a corporation).

“Affiliate Variances” means variances, which may be either positive or negative, related to Abbott Material Costs Incurred resulting from inventory loss due to obsolescence, damage,

loss or theft at any of Seller’s or any of its Affiliates’ distribution locations, unless such loss is due to Seller’s gross negligence, recklessness or willful misconduct.

“Agreement” means this Asset Purchase Agreement, including all Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.

“Allocation Schedule” has the meaning set forth in Section 3.2.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement between Abbott Laboratories, on the one hand, and Parent, on the other hand, the form of which is attached hereto as Exhibit A.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Benefit Plan” means any standard salary, sales incentive, variable payment, extra standard salary, extraordinary salary, bonus, deferred compensation, stock-based incentive, regular retirement allowance at the company rate, special retirement allowance, guaranteed “age 60” retirement allowance, 30 days’ notice period of termination or payment in lieu of such notice, housing allowance, cash gifts of congratulations and condolences, hospitalization or other medical, disability, life or other insurance, retirement plan, program, agreement, or arrangement and each other employee benefit plan, program, agreement or arrangement.

“Bill of Sale” means the Bill of Sale among Abbott Laboratories and Abbott Cardiovascular, on the one hand, and Inverness Japan, on the other hand, the form of which is attached hereto as Exhibit B.

“Business Day” means any day other than a day, which is Saturday or Sunday, or other day on which commercial banks in New York, New York are authorized or required to remain closed.

“Buyer” has the meaning set forth in the recitals hereof.

“Buyer Indemnified Party” has the meaning set forth in Section 10.1(a).

“Buyer Product Vendor” has the meaning set forth in Section 7.12(a).

“Buyer’s Field of Use” has the meaning set forth in Section 7.11.

“Cell Lines” has the meaning set forth in the License and Material Transfer Agreement.

“Closing” means the closing of the purchase and sale of the Acquired Assets (subject to Sections 4.4, 4.5 and 4.6) and the assignment and assumption of the Assumed Liabilities, each as contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 4.1.

“Commission” has the meaning set forth in Section 4.6(f).

“Competing Product” has the meaning set forth in the Noncompetition Agreement.

“Confidentiality Agreement” means the Confidentiality Letter Agreement effective as of August 2, 2004 from Seller to Buyer.

“Consent” means any consent, approval, authorization, consultation, waiver, permit, grant, agreement, license, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person, in each case required to permit the consummation of any of the transactions contemplated hereby.

“Consent Decree” means the Amended Consent Decree of Permanent Injunction (Civil Action No. 99C7135) entered into between Seller and the United States dated November 2, 1999 and the Complaint for Injunction (Civil Action No. 99C7135) dated November 2, 1999.

“Contracts” means: (i) the distribution contracts covering only the distribution of the Products in one or more countries within the Territory that Seller or its Affiliates have entered into prior to the Closing Date, and (ii) those supply agreements and all other contracts related primarily to the Product Line that Seller or its Affiliates have entered into prior to the Closing Date.

“Customers and Distributors” has the meaning set forth in Section 5.16.

“Distribution Activities” means the following activities to be performed by Seller or its Affiliates during the Distribution Period pursuant to the provisions of Section 4.6: (i) the receipt and processing of purchase orders for the Products; (ii) providing warehousing services for the Products; (iii) shipping of Products to third party distributors and other customers; (iv) invoicing and collection of accounts receivable from third party distributors and other customers; (v) maintenance of third party distributor and customer accounts (i.e., implementing the credit limits for sales of the Products established from time to time by Buyer); (vi) handling of third party distributor and customer complaints; (vii) processing returns of Products from third party distributors and other customers; (viii) reporting Net Sales of the Products in accordance with the provisions of Section 4.6(c); (ix) conducting first line post-market surveillance; and (x) performing all other administration functions related to sales of the Products to third party distributors or other customers, including the submitting, processing and administering of all tender documentation for the Products within the Territory.

“Distribution Period” means the period during which Seller and its Affiliates distribute the Products in any country within the Territory in accordance with the provisions of Section 4.6(a).

“Encumbrance” means any lien, mortgage, security interest, pledge, restriction on transferability, conditional sale agreement or other title retention agreement, or other charge or encumbrance of any nature whatsoever on any property or property interest.

“Equipment” has the meaning set forth in Section 2.1(a).

“Excepted Readers” means any monitor or reader that is capable of reading more than ten tests before its disposal, provided further that, for the avoidance of doubt, IMx®, AxSYM®, Prism®, i-Stat® and Architect® products, in their current formats, are examples of Excepted Readers.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Exclusive Reagents” means those reagents listed on Schedule 2.1(k).

“Exclusively Related Know-How” means any Know-How that as of the Closing Date is (i) exclusively related to the Product Line, and (ii) exclusively used in connection with the Product Line.

“FDA” means the U.S. Food and Drug Administration or similar federal, state or local Governmental Authorities.

“Field of Use” means the design, development, manufacturing, registration, marketing, distribution and sale of single use disposable test strips using lateral flow immunoassay technology which are visually read without the aid of an Excepted Reader.  For the avoidance of doubt, the Field of Use shall not include the Abbott Excluded Business.

“Financing” means the financing obtained by Buyer from its lenders lead by General Electric Capital Corporation in the amount of $56,500,000 (or in such lesser amount as is sufficient to consummate the transactions contemplated by this Agreement) and on the terms that Buyer may agree to in compliance with the provisions of Section 7.15.

“Finished Inventory” means any stock of finished Products maintained by Seller or any of its Affiliates in any country within the Territory (except for finished Products at the Matsudo, Japan plant) at the end of the Distribution Period in such country.  For the avoidance of doubt, any stock of finished Product maintained by Abbott Japan at the Matsudo, Japan plant shall be transferred to Inverness Japan upon the termination of the Manufacturing Support Services Agreement in accordance with the provisions contained therein.

“Fiscal Year” means the 12 month period commencing on December 1 of each calendar year and ending on November 30 of the immediately following calendar year.

“GAAP” means accounting principles generally accepted in the United States consistently applied from period to period and throughout any period in accordance with the past practices of Seller.

“Governmental Authority” means any nation or government, any state, local or other political subdivision thereof, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative governmental functions.

“Humanitarian Program” means (i) a sale or donation of Determine® HIV 1-2 or, subject to the provisions of Sections 5.6 and 5.7 of the Manufacturing Support Services Agreement and Sections 2.9 and 2.10 of the Supply of Products for the Humanitarian Program Agreement, any similar test products that operate in a Rapid Manner for the detection of any infectious diseases (including HIV and hepatitis) in any of the Least Developed Countries for humanitarian purposes by Seller and its Affiliates provided that such product is not bundled with other products of Seller and its Affiliates other than for humanitarian purposes or sold as a loss leader or as an inducement to purchase other products of Seller and its Affiliates, or (ii) any research and development conducted by Seller, an Affiliate of Seller or any other Person relating to the operation of test products that operate in a Rapid Manner for the detection of infectious diseases (including HIV and hepatitis) for use in any of the Least Developed Countries, in each case as part of the Global Care Initiatives and HIV surveillance programs of Seller and its Affiliates.  Notwithstanding the foregoing, for the period from the Closing Date through the 5th anniversary of the Closing Date (or, if not enforceable in any country for such period or for any other reason, for the period or otherwise to the maximum extent as shall be enforceable in such country), Seller and its Affiliates shall not engage in any filing or submission necessary or appropriate to obtain any technical, medical, scientific, labeling or similar license, registration, authorization, permit or approval for the Products outside the Least Developed Countries under the Humanitarian Program.

“Indemnified Claim” has the meaning set forth in Section 10.6(h).

“Indemnified Party” has the meaning set forth in Section 10.5(a).

“Indemnifying Party” has the meaning set forth in Section 10.5(a).

“Initial Distribution Period” has the meaning set forth in Section 4.6(a).

“Initial Inventory Report” has the meaning set forth in Section 4.7(a).

“Inventory Acquisition Price” has the meaning set forth in Section 4.7(b).

“Japan Marketing Authorization” means the marketing authorization issued by the relevant Japanese prefectural government authority that is required for the marketing, distribution or importation of pharmaceutical products within Japan.

“Japan Product Marketing Approval” means the product marketing authorizations issued by the Minister of Health, Labor and Welfare of Japan that are required for the marketing, promotion, distribution or sale of each of the Products within Japan.

“Japanese Employees” has the meaning set forth in Section 7.5(a).

“Key Japanese Employees” means the Japanese Employees listed on Schedule 1.1(k).

“Knowledge” means, with respect to Buyer, the actual knowledge of any executive officer of Buyer, and with respect to Seller, the actual knowledge of any of David Akeroyd, Regina Anderson, Jeffery Barton, Marc Berendes, Paul Eck, Thomas Holden, Cathe Johnson, Dr. Sushil Devare, Kiyonori Karasawa, Haruyoshi Sakamoto, Mark Shaffar and Andy Schapals; provided, however, that “Knowledge” shall not include any opinion that is subject to any attorney/client, work product, or like privilege.

“Know-How” means all non-public information, proprietary or otherwise, owned, held or licensed (with the right to sublicense) by Seller or one of its Affiliates as of the Closing Date

which relates directly to the design, development, manufacturing, quality control, packaging, storage, registration, marketing, distribution or sale of the Product Line.

“Launch” means the date of the first commercial sale of one or more Products in the United States by Parent, its Affiliates or third-party distributors to any Person.

“Labor and Overhead Payment” means the aggregate amount of the labor and overhead cost portion of the number of units of raw materials, work-in-process and finished Products existing as of the Closing Date which shall be determined in accordance with the criteria set forth on Schedule 1.1(o) and in the manner set forth in Section 4.7(a).

“Law” means each provision of any currently existing federal, state, local or foreign, civil and criminal law, statute, ordinance, order, code, rule, regulation or common law, promulgated or issued by any Governmental Authority, as well as any judgments, decrees, injunctions or agreements issued or entered into by any Governmental Authority.

“Least Developed Countries” means those countries listed on Schedule 1.1(l), as such Schedule 1.1(l) may be modified from time to time in the event that the United Nations modifies or amends the listing of Least Developed Countries, as such listing is set forth on the United Nations website (www.un.org).

“Liability” means, with respect to any Person, any liability or obligation of such Person, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“License” has the meaning set forth in Section 2.1(k).

“License and Material Transfer Agreement” means the License and Material Transfer Agreement between Abbott Laboratories and Parent, a copy of which is attached hereto as Exhibit D.

“Licensed Marks” has the meaning set forth in Section 2.1(c)(iv).

“Licensed Patents” has the meaning set forth in Section 2.1(c)(ii).

“Losses” has the meaning set forth in Section 10.1(a).

“Manufacturing Instructions” means those manufacturing, packaging and labeling specifications for the Products used by Seller or Seller’s Affiliates in the production and supply of the Products, including: (i) the Product Specifications (as defined in the Manufacturing and Support Services Agreement), and (ii) the Product Specifications, Product formulae and materials that Seller and Seller’s Affiliates reasonably required for the manufacture, quality control and release of the Products immediately prior to the Closing Date.

“Manufacturing Site License” means the manufacturing site license to be issued in favor of Inverness Japan by the Prefecture in Japan having jurisdiction over the place where Inverness Japan shall manufacture the Products upon the termination of the Manufacturing Support Services Agreement.

“Manufacturing Support Services Agreement” means the Manufacturing Support Services Agreement among Abbott Laboratories and Abbott Japan, on the one hand, and Buyer, on the other hand, a copy of which is attached hereto as Exhibit E.

“Marks” has the meaning set forth in Section 2.1(c)(iii).

“Marketing Registrations” means the European Union Conformity Marking (CE marks) issued by an European Union Notified Body and all other technical, medical, scientific, labeling and similar licenses, registrations, authorizations, permits and approvals of the Products (including marketing authorizations and labeling approvals) issued by the Regulatory Authorities of any country within the Territory other than Japan and held as of the Closing Date by Seller or Seller’s Affiliates or third party distributors (under rights of reservation of Seller or its Affiliates) that are required for the marketing, promotion, distribution or sale of the Products within any country of the Territory other than Japan, all of which are listed on Schedule 2.1(f).

“Master Secondment Agreement” means the Master Secondment Agreement between Abbott Japan and Inverness Japan, the form of which is attached hereto as Exhibit C.

“Material Adverse Effect” means, with respect to the Product Line, any change or effect that, individually or in the aggregate, has or is reasonably likely to have a material adverse effect on the assets and liabilities (taken together) or operations or sales or operating results of the Product Line, taken as a whole; provided, however, that, none of the following shall be deemed (either alone or in combination) to constitute such change or effect: (i) (A) any adverse change attributable to the announcement or consummation of the transactions contemplated by this Agreement or (B) any adverse change attributable to or conditions generally affecting the United

States or Japanese economy or financial markets in general; or (ii) any action by Seller approved or consented to in writing by Buyer after the date hereof.

“Minor Product Modification” means any enhancement, improvement or alteration of a Product which (i) affects the appearance, form, function, packaging, storage, or use of such Product, but is not significant, with respect to performance, safety, regulatory compliance or compatibility with the Product Specifications, and (ii) does not require Buyer or its Affiliates or representatives to obtain a new marketing registration for the Products in the European Union or a new Japan product marketing approval, or manufacturing site license in Japan or make modifications to the then-existing Marketing Registrations, Japan Product Marketing Approval or Manufacturing Site License.

“Modified Product” means any enhancement, improvement or alteration of a Product which is not a Minor Product Modification and which is approved in writing by Seller.

“Monthly Average Exchange Rate” means, with respect to each country within the Territory, the average exchange rate of the prior calendar month used by Seller for financial reporting, generally as reported by Reuters at 9:00 a.m. on the penultimate Business Day of each calendar month.

“Monthly Net Sales” has the meaning set forth in Section 4.6(d).

“Monthly Payments” have the meaning set forth in Section 4.6(e).

“Net Sales” means, with respect to any Product, the aggregate gross invoice price of all units of such Product sold during the Distribution Period by Seller or its Affiliates to third parties in a given country within the Territory (other than for the purposes of the Humanitarian Program), plus any separately invoiced transportation, importation, shipping and other handling expenses, less the following deductions:

(d)                                 provisions made in accordance with GAAP for discounts, credits, coupons, allowances, adjustments, rejections, recalls, and returns;

(e)                                  price reductions or rebates imposed on Seller or its Affiliates by Governmental Authorities;

(f)                                    sales, excise, turnover, value-added and similar Taxes assessed against Seller or its Affiliates on the sales of such units during such period;

(g)                                 transportation, importation, shipping, other handling expenses, insurance and other third party handling expenses directly chargeable to the sale of such units during such period, in each case to the extent included in such invoiced price; and

(h)                                 to the extent applicable, chargebacks granted to wholesalers or their customers in the case of sales to wholesalers where there are no direct shipments with respect to such Product to such customers by Seller or its Affiliates.

“Noncompetition Agreement” means the Noncompetition Agreement among Abbott Laboratories and Abbott Japan, on the one hand, and Parent, Inverness Switzerland and Inverness Japan, on the other hand, the form of which is attached hereto as Exhibit N.

“Non-Exclusive Reagents” means those Reagents which are not listed on Schedule 2.1(k).

“OraSure HIV” means the rapid, point of care in vitro diagnostic products for the detection of HIV-1 and HIV-2 antibodies which are sold under the trade name OraQuick® ADVANCE™ Rapid HIV-1/2 Antibody Test, and any other rapid, point of care products of OraSure Technologies, Inc. that Abbott Laboratories and its Affiliates may distribute in the United States for an initial period ending on December 31, 2007, pursuant to the terms of that certain Supply and Distribution Agreement entered into as of February 11, 2005 between Abbott Laboratories and OraSure Technologies, Inc., as extended, modified or amended thereafter (the “OraSure HIV Agreement”); provided, however, that, except as otherwise provided in the Noncompetition Agreement with respect to the OTC Market (as defined in the Noncompetition Agreement), such extension, modification or amendment occurs prior to notice of any Launch.

“Ordinary Course of Business” means the usual and customary way in which Seller or its Affiliates have conducted: (i) the manufacturing of the Products; (ii) the Distribution Activities; or (iii) the evaluation, and if commercially appropriate, submission of offers to any significant tender opportunities in the Territory during the period 12 months prior to the date hereof.

“Other Agreements” means, collectively, the Assignment and Assumption Agreement, the Bill of Sale, the License and Material Transfer Agreement, the Manufacturing Support Services Agreement, the Master Secondment Agreement, the Noncompetition Agreement, the Patent Assignment, the Reagent Supply Agreement, the Supply of Products for the Humanitarian Program Agreement, the Trademark Assignment, the Trademark License Agreement and other agreements entered into by Seller and Buyer in connection herewith on the date hereof.

“Other Employee” means the employee of Abbott Japan set forth in Schedule 8.2(e).

“Patents” has the meaning set forth in Section 2.1(c)(i).

“Patent Assignment” means the Patent Assignment among Abbott Laboratories and Abbott Cardiovascular, on the one hand, and Inverness Switzerland, on the other hand, the form of which is attached hereto as Exhibit F.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization or government or any agency or political subdivision thereof.

“PMA Product Application” means the filing of a complete pre-market approval application with the FDA under Section 515 of the Federal Food, Drug and Cosmetic Act, as amended (or any successor provision thereto), in order for Buyer or one of its Affiliates to obtain the approval of the FDA to commercialize the Products in the United States to test for HIV 1-2.

“Product” or “Products” means those products identified on Schedule 1.1(p) (and for the avoidance of doubt does not mean specific units thereof).

“Product Line” has the meaning set forth in the recitals hereof.

“Product Line Accountants” has the meaning set forth in Section 7.17.

“Product Line Financial Statements” has the meaning set forth in Section 5.13.

“Promotional Activities” means those activities undertaken to encourage sales of the Products, including:  journal advertising, broadcast advertising, direct mail programs, detailing, customer meetings, conventions and trade show exhibits, Product presentations, end user training, marketing plan development, ongoing post-market development, demand generation, symposia and other forms of advertising, promotion, sales and customer support.

“Purchase Price” has the meaning set forth in Section 3.1.

“Rapid Manner” means the operation of a product which is competitive with the lateral flow technology utilized in the Products in terms of its performance and price.  Further, Rapid Manner shall include only products:

(a)                                  which perform and complete testing in substantially similar or less time than that of the comparable Products;

(b)                                 that are self calibrating without direct operator intervention; and

(c)                                  that are qualitative (i.e., simply positive or negative), rather than quantitative.

For the avoidance of doubt, Rapid Manner shall not include any products which test using Excepted Readers.

“Reagents” has the meaning set forth in the Reagent Supply Agreement.

“Reagent Supply Agreement” means the Reagent Supply Agreement among Abbott Laboratories, on the one hand, and Parent and Inverness Japan, on the other hand, the form of which is attached as Exhibit G.

“Redbooks” has the meaning set forth in Section 2.2(g).

“Regular Japanese Employees” means the Japanese Employees listed on Schedule 1.1(j).

“Regulatory Authority” means any Governmental Authority that is responsible for issuing technical, medical, scientific, labeling and similar licenses, registrations, authorizations, permits and approvals necessary for the manufacture, use, storage, import, transport, marketing or sale of the Products.

“Regulatory Documentation” means all applications, files and correspondence with Regulatory Authorities for the Japan Product Marketing Approvals, Manufacturing Site License and Marketing Registrations and all relevant pricing information and correspondence with Regulatory Authorities related to the Product Line, including the following: (i) approval letters; (ii) Product labeling files and artworks for each country, in paper and electronic format; (iii) validation of manufacturing processes and/or remediation studies and reports; (iv) complete copies of regulatory files; (v) copies of the Japan Product Marketing Approvals and the Marketing Registrations (including copies of cGMP certificates); (vi) copies of the variations and all correspondence related to them; (vii) copies of all labeling for all stock keeping units for the Product Line; (viii) copies of all expert reports, pre-clinical and clinical reports; (ix) a chart showing the renewal dates for the Japan Product Marketing Approvals and the Marketing Registrations; (x) copies of existing specifications (including copies of validation of analytical methods); (xi) a summary of any outstanding regulatory issues; (xii) copies of the complaints for 2003 and 2004 calendar years; and (xiii) any information on recalls for the 2003 and 2004 calendar years.

“Required Consent” has the meaning set forth in Section 2.6.

“Royalty Payments” means any royalties on Net Sales paid during the Distribution Period by Seller and its Affiliates to any Person (other than Seller and its Affiliates) pursuant to the license or sublicense agreements listed on Schedule 1.1(r).

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the recitals hereof.

“Seller Indemnified Party” has the meaning set forth in Section 10.2(a).

“Seller Product Vendor” has the meaning set forth in Section 7.12(b).

“Standard Manufacturing Cost” means the standard manufacturing cost per the BPCS system in Matsudo, Japan and Delkenheim, Germany and per the AMM system in Lake County, Illinois as of December 1, 2004, for application in the applicable 2005 Fiscal Year, as increased or decreased on the first day of each applicable Fiscal Year during the term of the Manufacturing Support Services Agreement by an amount equal to the percentage increase or decrease in Seller’s standard costs of manufacturing the Reagents.

“Suppliers” has the meaning set forth in Section 5.16.

“Supply of Products for the Humanitarian Program Agreement” means the Supply of Products for the Humanitarian Program Agreement, the form of which is attached hereto as Exhibit H.

“Taxes” means all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees’ income withholding and Social Security taxes imposed by the United States or any foreign country or by any state, municipality, subdivision or instrumentality of the Unites States or of any foreign country or by any other tax authority and such term shall include any interest, penalties or additions to tax attributable to such taxes.

“Tax Indemnification” has the meaning set forth in Section 10.3.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technical Information” means all documents, drawings, specifications, computer software and any other documented information of whatever nature and wherever located which, in each case: (i) are owned or controlled by Seller and Seller’s Affiliates; and (ii) to the extent such documents relate to the design, development, validation, materials and components, biological compatibility, manufacture, processing, testing, storage, packaging, labeling, regulations, safety, quality or performance of the Product Line, including, periodic safety updated reports (“PSURs”) and information about adverse events reportable to Regulatory Authorities (real or alleged) received in the 2002, 2003 and 2004 Fiscal Years and all corrective and preventive action taken in such period; provided, however, that, with respect to such documents the absence of which would not materially: (a) impair the ability to manufacture the Products after the Closing, or (b) interfere with or prevent Buyer’s ability to receive any license, registration, authorization, permit or approval of the Products that is required to manufacture, market, promote, distribute or sell the Products, Seller and Seller’s Affiliates are required to deliver to Buyer only those documents that Seller and Seller’s Affiliates can deliver by using commercially reasonable efforts.

“Territory” means those countries listed on Schedule 1.1(t).

“Threshold Amount” means $416,000.

“Trademark Assignment” means the Trademark Assignment among Abbott Laboratories and Abbott Cardiovascular, on the one hand, and Inverness Switzerland, on the other hand, the form of which is attached hereto as Exhibit I.

“Trademark License Agreement” means the Trademark License Agreement, between Abbott Laboratories and Parent, the form of which is attached hereto as Exhibit J.

“Transfer Documents” means (i) with respect to the Acquired Assets, such deeds, bills of sale, asset transfer agreements, endorsements, assignments affidavits and other instruments of sale, conveyance, transfer and assignment between Seller and Seller’s Affiliates, on the one hand, and Buyer and Buyer’s Affiliates or designees, on the other hand, as necessary under the Law of the relevant jurisdiction or contemplated by this Agreement in order to transfer all right, title and interest of Seller and Seller’s Affiliates in, to and under the Acquired Assets in accordance with the terms hereof, and (ii) with respect to the Assumed Liabilities, such instruments of assumption between Seller and Seller’s Affiliates, on the one hand, and Buyer and Buyer’s Affiliates or designees, on the other hand, as necessary under the Law of the relevant jurisdiction or contemplated by this Agreement in order for the Assumed Liabilities to be effectively assumed by and transferred to Buyer and Buyer’s Affiliates or designees.

“Transfer Price” means the historic price that Seller or its Affiliates selling the Products charge to Affiliates of Seller or third party distributors or customers that purchase Products immediately prior to the Closing Date, subject to any price increases in the Ordinary Course of Business.

“Transfer Taxes” has the meaning set forth in Section 7.6.

“United States” or “US” means the United States of America (including its territories and possessions).

“United States Closing Assets” has the meaning set forth in Section 5.13(d).

“Written Statement” has the meaning set forth in Section 4.6(d).

1.2                                 Construction.  The language in all parts of this Agreement is to be construed in all cases according to its fair meaning.  Seller and Buyer acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party are not to be employed in the interpretation of this Agreement.  Whenever used herein, the words “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively.  The masculine, feminine or neuter gender and the singular or plural number are each deemed to include the other whenever the context so indicates.  “Days” means calendar days unless otherwise specified.  Whenever used herein, the words “Seller” and “Buyer” include their respective Affiliates whenever the context requires or to the extent applicable.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not to any particular provision of this Agreement, and all Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.  Except as otherwise expressly provided herein all references to “Dollar” or “$” refer to the lawful money of the United States.

1.3                                 Performance of Obligations by Affiliates.  Any obligation of Seller under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Seller’s sole and exclusive option, either by Seller directly or by any Affiliate or designee of Seller that Seller causes to satisfy, meet or fulfill such obligation, in whole or in part.  Any obligation of Buyer under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Buyer’s sole and exclusive option, either by Buyer directly or by any Affiliate or designee of Buyer that Buyer causes to satisfy, meet or fulfill such obligation, in whole or in part.  With respect to any particular action, the use of the words “Seller shall” also means “Seller shall cause” the particular action to be performed, and the use of the words “Buyer shall” also means “Buyer shall cause” the particular action to be performed.  Each of the Parties guarantees the performance of all actions, agreements and obligations to be performed by any Affiliates of such Party under the terms and conditions of this Agreement.

ARTICLE II
Purchase and Sale.

2.1                                 Agreements to Purchase and Sell.  Except as otherwise provided in Sections 2.2, 4.4, 4.5 and 4.7 of this Agreement, at the Closing, Seller shall, or shall cause Seller’s Affiliates to, grant, sell, transfer, convey, assign and deliver to Buyer or Buyer’s Affiliates, and Buyer or Buyer’s Affiliates shall purchase and accept from Seller or Seller’s Affiliates, all right, title, and interest of Seller and Seller’s Affiliates in and to all of the following assets of Seller and Seller’s Affiliates free and clear from any Encumbrances, in each case, unless expressly set forth otherwise in this Agreement, to the extent primarily related to the Product Line (collectively, the “Acquired Assets”):

(a)                                  all of the rights to the fixed and other tangible personal property set forth on Schedule 2.1(a), whether owned or leased by Seller or its Affiliates (collectively, the “Equipment”);

(b)                                 copies of the documents and information included in the data room provided by Seller for review to Buyer during the negotiation of this Agreement, the index to which is attached hereto as Exhibit L, provided, however, that Seller may from time to time update certain documents and information included in the data room in respect of the period between preparation of the data room and the Closing Date, in which case Seller shall notify Buyer in writing of any such updates and promptly provide Buyer with a copy of any such document upon request.  Notwithstanding the foregoing, nothing in this Section 2.1(b) shall modify Seller’s obligations that are otherwise set forth in this Agreement;

(c)                                  (i) the patents and patent applications owned by Seller or its Affiliates which are listed on Schedule 2.1(c)(i) (the “Patents”); (ii) the patents licensed by Seller or its Affiliates which are listed on Schedule 2.1(c)(ii) (the “Licensed Patents”); (iii) the internet domain names (i.e., the domain names www.determine.biz and www.determine.info), the trademarks, trade names and service marks owned by Seller or its Affiliates and all applications and registrations for the foregoing which are listed on Schedule 2.1(c)(iii), together with all common law rights associated with the trademarks which are the subject of such registrations and applications and the goodwill associated therewith (the “Marks”); (iv) the trademarks, trade names and service marks licensed by Seller or its Affiliates which are listed on Schedule 2.1(c)(iv) (the “Licensed Marks”); (v) copyrights in (A) all design history files described in Section 2.1(g), (B) the Manufacturing Instructions, and (C) the Technical Information, provided, however, that Buyer hereby grants to Seller and its Affiliates a sole and exclusive license in and to such copyrights outside the Field of Use; (vi) all the copyrights in the documents primarily related to the Product Line provided pursuant to Section 2.1(b) , provided, however, that Buyer hereby grants to Seller and its Affiliates a sole and exclusive license in and to such copyrights outside the Field of Use; (vii) trade dress, logos, packaging design, and slogans, copyrights in both published and unpublished works, including without limitation all compilations, in each case, solely if exclusively related to and used in connection with the Product Line; and (viii) customized databases and customized computer programs used to operate Equipment, manuals and other documentation and all copyrights and applications thereof, and all derivatives, translations, adaptations and combinations thereof, in each case, solely if exclusively related to and used in connection with the Product Line or the Acquired Assets;

(d)                                 subject to the provisions of Section 2.5, 2.6 and 2.7, the Contracts;

(e)                                  subject to the provisions of Section 4.4, the Japan Product Marketing Approvals;

(f)                                    subject to the provisions of Section 4.5, the Marketing Registrations supported by and including: (i) the original documents under the possession of Seller or Seller’s Affiliates (or that are accessible to Seller or Seller’s Affiliates using commercially reasonable efforts) evidencing the Marketing Registrations issued to Seller or Seller’s Affiliates by the Regulatory Authorities that are listed in Schedule 2.1(f) (or if the original is not available, certified copies of the portions thereof related to the Products), in each case to the extent assignable with or without the Consent of the issuing Regulatory Authority; (ii) all related Regulatory Documentation; provided, however, that if any Regulatory Documentation also covers the manufacturing, marketing or sale of other products of Seller or one of its Affiliates, Seller may elect to redact those portions that pertain to such other products, or deliver certified copies of such materials un-redacted but subject to the confidentiality provisions of this Agreement; and (iii) all of Seller’s and Seller’s Affiliates rights of reservation in any Marketing Registrations under any agreement pursuant to which any Marketing Registrations are held in the name of a third party.  The Parties hereby agree and covenant that Seller shall deliver to Buyer the originals or, if applicable, certified copies of the Marketing Registrations and copies of the Regulatory Documentation as soon as feasible after the Closing Date, but in any event no later than 60 days following the date hereof or 30 days after the Closing Date, whichever is later;

(g)                                 copies of the design history files (including copies of any relevant research and development information out of the Redbooks) with respect to the Products.  The Parties hereby agree and covenant that Seller shall deliver, at its own cost, copies of the design history files to Buyer within 6 months of the Closing Date, provided, however, that if any design history files also covers the design history files of other products of Seller or one of its Affiliates, Seller may elect to redact those portions that pertain to such other products or deliver copies of the design history files unredacted but subject to the confidentiality provisions of this Agreement;

(h)           subject to the provisions of the License and Material Transfer Agreement, 2 ampoules of each cell line of the Cell Lines for use exclusively in the Field of Use;

(i)                                     the Manufacturing Instructions and Technical Information.  The Parties hereby agree and covenant that Seller shall deliver to Buyer copies of the Manufacturing Instructions and Technical Information as soon as feasible after the Closing Date, but in any event no later than 60 days following the date hereof or 30 days after the Closing Date, whichever is later;

(j)                                     a listing of all customers of Seller and Seller’s Affiliates that have purchased an amount of Products (excluding Products distributed for purposes of the Humanitarian Program) greater than $100,000 during the 2004 Fiscal Year, together with copies of customer sales and marketing information files (including distribution and sales promotion and market research studies) for such customers which such copies Seller hereby covenants and agrees that Seller and its Affiliates shall provide Buyer, as soon as feasible after the Closing Date, but in any event not later than 60 days following the date hereof or 30 days after the Closing Date, whichever is the later; provided, however, that Seller and Seller’s Affiliates are required to deliver to Buyer only such documentation and information that Seller and Seller’s Affiliates can deliver using commercially reasonable efforts, and if any such materials in this Section 2.1(j) also cover the manufacturing, marketing or sale of other products of Seller or its Affiliates, Seller and Seller’s Affiliates may elect to redact those portions that pertain to such other products or deliver copies of such materials un-redacted but subject to the confidentiality provisions of this Agreement.  Seller hereby covenants and agrees that Seller and its Affiliates shall provide Buyer, as soon as feasible after the Closing Date, but in any event not later than 60 days following the date hereof or 30 days after the Closing Date, whichever is the later, with reasonable access to the sales and information files of any customers that have purchased an amount of Products (excluding Products for purposes of the Humanitarian Program) equal to or less than $100,000 during the 2004 Fiscal Year;

(k)                                  a royalty-free, fully paid, worldwide, irrevocable, perpetual and assignable license (without the right to sublicense) under Seller’s intellectual property rights in and to the Know-How, Cell Lines and Reagents, including without limitation, the right to use the Know-How, Cell Lines and Reagents to make, have made, use, sell, have sold, offer for sale, have offered for sale, import and/or have imported products and/or services (the “License”); provided, however, that:

(i)                                     with respect to the Know-How (other than the Exclusively Related Know-How), the License shall be non-exclusive within or outside the Field of Use;

(ii)                                  with respect to the Exclusively Related Know-How, the License shall be exclusive within or outside the Field of Use;

(iii)                               with respect to (A) the Cell Lines related to the Non-Exclusive Reagents and (B) the Non-Exclusive Reagents, the License shall be non-exclusive within the Field of Use; and

(iv)                              with respect to (A) the Cell Lines related to the Exclusive Reagents and (B) the Exclusive Reagents, the License shall be exclusive within or outside the Field of Use, provided, however, that Buyer and its Affiliates shall not have the right to use the Cell Lines related to the Exclusive Reagents and the Exclusive Reagents within Abbott Excluded Business.

Notwithstanding the foregoing, nothing in this License shall prevent or otherwise restrict or limit the right of Seller and its Affiliates to use (A) the Exclusively Related Know-How, (B) the Cell Lines related to the Exclusive Reagents and (C) the Exclusive Reagents now or in the future to make, have made, use, sell, have sold, offer for sale, have offered for sale, import and/or export products and/or services outside the Field of Use or with respect to products that operate other than in a Rapid Manner.

Buyer acknowledges and agrees that Seller represents that the Exclusive Reagents listed on Schedule 2.1(k) are related exclusively to the Product Line and the Non-Exclusive Reagents are not exclusively related to the Product Line.  For the avoidance of doubt, the Parties hereby agree that the grant of the License to the Know-How, Cell Lines and Reagents shall be governed solely by the terms and conditions of the License and Material Transfer Agreement; and

(l)                                     all goodwill with respect to the Products and the Product Line.

If an application for a Japan Product Marketing Approval or a Marketing Registration is pending on the Closing Date, Buyer may elect, at its sole and exclusive cost, to have Seller continue with the pending Japan Product Marketing Approval or Marketing Registration, in which event Seller shall use commercially reasonable efforts to obtain such Japan Product Marketing Approval or Marketing Registration, or if the pending Japan Product Marketing Approval or Marketing Registration is assignable, to have Seller assign to Buyer any rights that Seller may have with respect to the pending Japan Product Marketing Approval or Marketing Registration.  Seller shall not be liable to or have any obligation to indemnify Buyer if all or any of the pending Japan Product Marketing Approval or Marketing Registrations are delayed or are not issued for any reason by any Regulatory Authority, other than on account of Seller’s gross negligence, recklessness or willful misconduct, or its material failure to comply with applicable Law, this Agreement or the applicable Other Agreements, other than at the request of Buyer.

For the avoidance of doubt, Buyer hereby agrees and acknowledges that nothing in this Agreement shall limit or restrict the right of Seller, its Affiliates and other Persons to whom Seller may from time to time grant such right to make, have made, use, offer to sell, sell, import and export: (i) the Products or, subject to the provisions of the Manufacturing Support Services Agreement and the Supply of Products for the Humanitarian Program Agreement, any similar products that operate in a Rapid Manner for the detection of infectious diseases (including HIV and hepatitis) in any of the Least Developed Countries, in each case, solely for the purposes of the Humanitarian Program, (ii) subject to Section 2.1(c) of the Noncompetition Agreement, OraSure HIV or any replacement product manufactured by or on behalf of Buyer or its Affiliates and distributed in lieu of OraSure HIV anywhere in the United States, and (iii) subject to Section 2.1(d) of the Noncompetition Agreement, any Additional Assay Capabilities or any replacement product manufactured by or on behalf of Buyer or its Affiliates and provided in lieu of any previously provided Additional Assay Capability anywhere in the world.  Notwithstanding the definition of Abbott Excluded Business, for the avoidance of doubt, Seller acknowledges that Buyer, Buyer’s Affiliates and any Person acting on Buyer’s behalf shall not be limited from promoting, marketing, distributing or selling the Products to any customer or end user, including any hospitals, laboratories, blood banks or similar locations, provided that such Products are not promoted, marketed, distributed or sold for use outside of the Field of Use.

2.2                                 Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, Seller shall not, nor shall it cause Seller’s Affiliates to, sell, transfer or assign, and Buyer or Buyer’s Affiliates shall not, nor shall Buyer or Buyer’s Affiliates have any right to, purchase or otherwise acquire, any right, title or interest of Seller or Seller’s Affiliates in any of the following assets (such assets being collectively referred to hereinafter as the “Excluded Assets”):

(a)                                  the Abbott Excluded Business;

(b)                                 rights of Seller and Seller’s Affiliates arising under this Agreement or the Other Agreements or from the consummation of the transactions contemplated hereby or thereby;

(c)                                  all accounts receivable and notes receivable and intercompany receivable balances related to Net Sales generated by sales of the Products by Seller and its Affiliates that either exist as of the Closing Date or at any time prior to the termination of the Distribution Period for the relevant country within the Territory (subject in this case to the provisions of Section 4.6(b)), including any value added Taxes or similar Taxes levied on such accounts receivable, any unpaid interest accrued on any such accounts receivable and any security or collateral related thereto, and any payments received with respect thereto before or after the termination of the Distribution Period for the relevant country within the Territory (collectively, the “Accounts Receivable”);

(d)                                 all cash (including cash on hand and cash in transit), cash equivalents, bank deposits and marketable securities;

(e)                                  all books (including corporate minute books), documents, records (including stock records), files and Tax Returns of Seller and Seller’s Affiliates as may exist on the Closing Date (other than such books, records or files that are covered in Section 2.1 above) which: (i) were prepared in connection with or relating to the transactions contemplated by this Agreement, including bids received from other Persons and analyses relating to the Acquired Assets, the Assumed Liabilities or the Product Line; or (ii) are maintained by Seller, its Affiliates and/or their representatives, agents or licensees in connection with their respective tax, legal, regulatory or reporting requirements;

(f)                                    the manufacturing site license of Abbott Japan;

(g)                                 design notebooks (including those commonly referred to by Seller as “redbooks”) related to the Product Line and the Products (“Redbooks”), except as otherwise provided in Section 2.1(g);

(h)                                 all intellectual property of Seller and any of its Affiliates of any kind which is not specifically included in Section 2.1, including the Abbott Brands;

(i)                                     real property, buildings, structures and improvements thereon, whether owned or leased by Seller or Seller’s Affiliates, and all fixtures and fittings attached thereto, including those in Matsudo, Japan, including all manufacturing, distribution and administration facilities of Seller but not including any of the Equipment;

(j)                                     all of the rights to equipment and other tangible personal property, whether owned or leased by Seller or its Affiliates, not listed on Schedule 2.1(a) attached hereto;

(k)                                  rights to refunds of Taxes paid by or on behalf of Seller (but not paid by Buyer) or any of its Affiliates for periods or partial periods ending prior to the termination of the Distribution Period for the relevant country within the Territory;

(l)                                     insurance policies and claims thereunder;

(m)                               intercompany account balances, including those related to the Product Line;

(n)                                 aliquots of cell lines related to the Products, except to the extent provided in Section 2.1(h);

(o)                                 except for the Japanese Employees, the services of all other employees of Seller or Seller’s Affiliates;

(p)                                 all assets of Abbott Benefit Plans;

(q)                                 subject to Section 4.7, the amount of raw materials, work-in-process and finished Products held by Seller and its Affiliates as of the Closing Date and the amount of Finished Inventory held by Seller and its Affiliates upon the termination of the Distribution Period; and

(r)                                    any assets, tangible or intangible, wherever situated, not included in the Acquired Assets.

2.3          Assumed Liabilities.  On the Closing Date, Buyer shall assume, or shall cause Buyer’s Affiliates to assume, only the Liabilities of Seller and Seller’s Affiliates specifically identified below in this Section 2.3 (the “Assumed Liabilities”), unless otherwise specifically excluded under Section 2.4:

(a)  (i) all Liabilities related to the Japanese Employees who accept employment with Inverness Japan incurred after the Closing Date, and (ii) those Liabilities related to the Japanese Employees incurred before or on the Closing Date but solely to the extent provided in Section 7.5;

(b)  all executory non-monetary Liabilities under the Contracts, and all monetary Liabilities under the Contracts if and to the extent they accrue after the Closing Date; provided, however, that Buyer shall have no obligation to perform or pay any Liabilities arising out of or resulting from any breach of or default under any provision of any Contract by Seller or any of its Affiliates before or on the Closing Date;

(c)  Taxes relating to the Products, the Product Line or the Acquired Assets attributable to any period or partial period beginning after the Closing Date or that are otherwise the responsibility of Buyer pursuant to Section 7.6 or Section 11.4 of this Agreement;

(d)  subject to the Other Agreements, any and all claims, causes of action and litigation, including without limitation warranty and product liability claims, involving Product units to the extent (i) arising out of or related to any actions taken or omitted to be taken after the Closing Date by Buyer or any of its Affiliates or (ii) related to Product units sold after the Closing Date; and

(e)  without limiting anything else in this Section 2.3, any and all Liabilities, obligations, claims, causes of action or litigation involving the Products, the Equipment, the Contracts or the ownership or use of the Acquired Assets based upon, relating to or arising out of acts, omissions or events occurring after the Closing Date, except those obligations, liabilities and commitments described in Section 2.4, Section 4.4, Section 4.5, Section 4.6 and Section 4.7.

2.4          Excluded Liabilities.  Neither Buyer nor Buyer’s Affiliates shall assume, nor shall they become responsible for any Liabilities of Seller or Seller’s Affiliates (collectively, the “Excluded Liabilities”) other than the Assumed Liabilities, which Excluded Liabilities shall include, without limitation, the following Liabilities, all of which shall remain the Liabilities of Seller or Seller’s Affiliates:

(a)  all Liabilities of Seller and Seller’s Affiliates arising under this Agreement or the Other Agreements or from the consummation of the transactions contemplated hereby or thereby;

(b)  all accounts payable, including all intercompany payable balances owing by Seller or Seller’s Affiliates;

(c)  all Liabilities related to the Japanese Employees incurred or arising on or before the Closing Date, except to the extent provided for in Section 7.5;

(d)  subject to the Other Agreements, any and all claims, causes of action and litigation, including without limitation warranty and product liability claims, involving the Products to the extent arising out of any events occurring, or actions taken or omitted to be taken by Seller or its Affiliates, on or before the Closing Date;

(e)  any Taxes relating to the Products or the Product Line or the Acquired Assets attributable to any period or partial period ending on or before the Closing Date (other than any Taxes that are the responsibility of Buyer pursuant to Section 2.3(c));

(f)   any Liabilities under or in connection with any Excluded Assets;

(g)  subject to the terms and conditions of the Other Agreements, any Liabilities relating to, or arising from, the Humanitarian Program; and

(h)  except to the extent of the Assumed Liabilities, all Liabilities related to the Products or operation of the Product Line or Acquired Assets to the extent accruing or arising on or before the Closing Date.  For the avoidance of doubt, any Liability resulting from the manufacture or sale of a Product or due to any breach of warranty relating to the sale of Product prior to or on the Closing Date shall be the responsibility of Seller, and any Liability resulting from the manufacture or sale of a Product or due to any breach of a warranty relating to the sale of a Product after the Closing Date shall be the responsibility of Buyer.

2.5          Contracts Transferred by Seller following the Closing Date.  Within 60 days following the date hereof or 30 days after the Closing Date, whichever is later, Seller shall furnish Buyer with complete copies of all Contracts.  As soon as practicable following the termination of the Distribution Period for the relevant country within the Territory, Seller shall assign to Buyer or Buyer’s Affiliates all rights and interest of Seller or Seller’s Affiliates to any and all Contracts for such country within the Territory.  Within 60 days following the date hereof or 30 days after the Closing Date, whichever is later, Seller shall provide Buyer with the contact information of any third party distributors with whom Seller or Seller’s Affiliates have contracts for the distribution of the Products together with other products of Seller.  Within 60 days following the Closing Date, Seller shall, in writing, notify such third party distributors that Seller has divested the Product Line and Seller shall act as distributor of the Products on behalf of Buyer during the Distribution Period in accordance with the pertinent terms of this Agreement.  Buyer hereby acknowledges and agrees that although the Contracts cannot be formally assigned to Buyer or an Affiliate of Buyer until the termination of the Distribution Period in accordance with the provisions of Section 2.6(b), with respect to the Seller, Buyer shall enjoy all of the benefits and assume all of the Liabilities under the Contracts if and to the extent they arise or accrue after the Closing Date, other than as a result of Seller’s or its Affiliates or a designee’s gross negligence, recklessness or willful misconduct, or its material failure to comply with applicable Law, this Agreement or the applicable Other Agreements, other than at the request of Buyer.

2.6          Procedures for Contracts not Transferable.  If any Consent which is required of one or more Persons to transfer a Contract (each, a “Required Consent”) cannot be obtained prior to the termination of the Distribution Period for the relevant country within the Territory, this Agreement and the related Transfer Documents shall not constitute an assignment or transfer of such Contract.  Instead, Seller shall use commercially reasonable efforts, at its own expense, to obtain such Required Consent as soon as possible after the termination of the Distribution Period for the relevant country within the Territory.  In addition, if any Required Consent is not obtained prior to the termination of the Distribution Period for the relevant country within the Territory, then subject to the applicable Law and the terms and conditions of this Agreement: (a) Seller shall hold such Contract in trust for Buyer; (b) Buyer shall provide all goods and services, bear all costs and perform all other actions necessary to complete Seller’s or Seller’s Affiliate’s obligations under such Contract at Buyer’s expense; (c) Seller shall hold for Buyer’s account or for the account of one of Buyer’s Affiliates and promptly remit to Buyer or one of Buyer’s Affiliates all amounts received with respect to such Contract; and (d) Seller shall take all other reasonable actions with respect to such Contract as directed by Buyer, at Buyer’s sole cost and expense, for a period of time not to exceed 1 year after the termination of the Distribution Period for the relevant country within the Territory.  Seller shall not be liable to or have any obligation to indemnify Buyer in connection with the failure to obtain any Required Consents unless the failure to obtain such Required Consent was caused by Seller’s failure to exercise commercially reasonable efforts to obtain such Required Consents.

2.7          Extraordinary Obligations.  If (i) one or more of the Contracts which are not referenced in Exhibit L (Index of Documents) contains an obligation to be assigned to Buyer hereunder that would, if assigned, impose a liability on Buyer greater than $50,000 individually, or $100,000 in the aggregate, whether in or outside the ordinary course, for the design, development, manufacture, marketing, distribution and sale of the Product Line, or that would impair Buyer’s ability to fulfill its obligations to the Seller with respect to the Humanitarian Program, or (ii) any agreements which are not listed on Schedule 1.1(r) impose an obligation to pay any royalty in connection with the Product Line, such Contracts or agreements may be reassigned by Buyer to Seller, together with the reassignment of any and all net benefits previously obtained by Buyer in connection with such Contracts or agreements, Buyer shall notify Seller of the obligation within 15 Business Days following the date that Seller has provided, at its sole and absolute discretion, to Buyer either (i) detailed summaries of the main terms and conditions of the Contracts or agreements, or (ii) English versions of the redacted Contracts or agreements which are not referenced in Exhibit L (Index of Documents) or in Schedule 1.1(r).  Notwithstanding the foregoing, nothing in this Section 2.7 shall increase or expand the Liabilities assumed by Buyer pursuant to Section 2.3.

2.8          Wrong Pockets.  Subject to Section 4.4 and Section 4.5, to the extent that the Acquired Assets do not include any trademark, copyright or material tangible capital asset which is reasonably necessary for the manufacture and packaging of the Products and which: (i) was owned by Seller or any of its Affiliates on the date hereof; and (ii) was used by Seller or any of its Affiliates exclusively in connection with the Products or the Product Line prior to Closing, Seller agrees, to the extent commercially practicable and subject to Section 2.6, to, without further consideration, transfer, convey, or assign such asset so that Buyer has substantially similar benefits (subject to the burdens) of such asset in relation to the manufacture and packaging of the Products as did Seller prior to Closing.

ARTICLE III
Purchase Price; Consistent Treatment.

3.1          Purchase Price.  The total purchase price for the Acquired Assets, excluding any inventory anywhere in the world, is $56,500,000 (the “Purchase Price”) plus any Japanese consumption Taxes or similar Taxes applicable under Japanese Tax Law, which shall be paid in accordance with Section 4.2, plus the assumption of the Assumed Liabilities.

3.2          Purchase Price Allocation.  Attached hereto as Schedule 3.2 (the “Allocation Schedule”) is the schedule setting forth the Acquired Assets to which the Purchase Price has been allocated.  Seller and Buyer shall sign and submit all necessary forms to report this transaction for federal, national, state, local and foreign income tax purposes in accordance with the Allocation Schedule and shall not take a position for Tax purposes inconsistent therewith.  The Parties shall treat the transactions contemplated by this Agreement in all filings with Governmental Authorities for all Tax purposes (including consumption Taxes) consistently with the Allocation Schedule and this Section 3.2.

ARTICLE IV
Closings.

4.1          Closing Date.  On the terms and subject to the conditions of this Agreement, the Closing shall take place at the offices of Baker & McKenzie, 130 East Randolph Drive, Chicago, Illinois, on the last Business Day (based on local time in Chicago) of the month in which the last to be fulfilled or waived of the conditions set forth in Article VIII shall be fulfilled or waived in accordance with this Agreement or at such other time, date or place as the Parties may mutually agree (the “Closing Date”).  The Parties to this Agreement shall exchange (or cause to be exchanged) at the Closing the funds, certificates and other documents, and do, or cause to be done, all of the things respectively required of each Party as specified in Sections 4.3(a) and (b).

4.2          Closing.  At the Closing, Buyer shall pay to Seller the Purchase Price plus any Japanese consumption Taxes or similar Taxes under Japanese Tax Law by a wire transfer of immediately available funds with value as of the Closing Date in accordance with written instructions provided by Seller to Buyer prior to the date hereof. For purposes of this Agreement, but subject to Section 4.4 and Section 4.5, the Closing shall be deemed effective as of 11:59 p.m. local time in Chicago on the Closing Date.

4.3          Transactions at Closing.  At the Closing, subject to the terms and conditions hereof:

(a)  Seller’s Actions and Deliveries.  Subject to Section 4.4, Section 4.5, Section 4.6 and Section 4.7, Seller or its Affiliates shall: (i) transfer and convey, or cause to be transferred and conveyed, to Buyer all of the Acquired Assets; and (ii) execute and deliver to Buyer the Other Agreements.

(b)  Buyer’s Actions and Deliveries.  In consideration for the transfer of the Acquired Assets, Buyer shall: (i) pay to Seller the Purchase Price by wire transfer of immediately available funds in accordance with the provisions of Section 3.1 and Section 4.2; and (ii) execute and deliver to Seller the Other Agreements.  As soon as practicable following the Closing Date,

Buyer shall deliver to Seller for execution such other Transfer Documents as are reasonably necessary to transfer to Buyer good and valid title to the Patents and the Marks.

4.4          Regulatory Matters in Japan.  (a)  Seller and Buyer hereby acknowledge and agree that, due to the requirements of the regulatory Laws of Japan and for other business reasons, Abbott Japan shall continue being the responsible legal entity for regulatory matters: (i) with respect to the marketing and distribution of the Product until the Japan Product Marketing Approvals have been transferred to, or newly issued in the name of, Inverness Japan upon the termination of the Distribution Period for the country of Japan, and Inverness Japan has obtained a Japan Marketing Authorization; and (ii) with respect to the manufacturing of the Product, until Inverness Japan has obtained a Manufacturing Site License upon the termination of the Manufacturing Support Services Agreement.

(b)  Seller and Buyer hereby further acknowledge and agree that upon the termination of the Distribution Period for the country of Japan, and subject to first obtaining the Consent of the Minister of Health, Labor and Welfare of Japan, Abbott Japan shall transfer the Japan Product Marketing Approvals to Inverness Japan without additional consideration to Seller and its Affiliates. Until the Japan Product Marketing Approvals are transferred to Inverness Japan, Abbott Japan shall hold the Japan Product Marketing Approvals in trust for the sole and exclusive benefit and cost of Inverness Japan and shall follow the reasonable instructions of Inverness Japan in connection with the Japan Product Marketing Approvals provided that such reasonable instructions are in compliance with all applicable Laws and regulatory requirements.  Inverness Japan shall be solely responsible for obtaining the Consent of the Ministry of Health, Labor and Welfare of Japan for the transfer of the Japan Product Marketing Approvals to Inverness Japan on or before the termination of the Distribution Period and shall bear all risks if such Consent is denied.  In accordance with the terms of Section 7.9, Abbott Japan shall provide to Inverness Japan with the necessary support and assistance, including promptly providing Inverness Japan with reasonable access to any of Abbott Japan’s employees necessary, for the transfer of the Japan Product Marketing Approvals to Inverness Japan 3 months prior to the termination of the Distribution Period for the country of Japan provided, however, that Inverness Japan shall be responsible for all costs and expenses relating to the transfer of the Japan Product Marketing Approvals to Inverness Japan.

(c)  Parent and Inverness Japan shall be solely responsible for obtaining the Japan Product Marketing Approvals (to the extent they cannot be transferred to Inverness Japan), the Japan Marketing Authorization and the Manufacturing Site License and shall bear all risks associated with the failure to timely obtain such Japan Product Marketing Approvals, Japan

Marketing Authorization and Manufacturing Site License.  In accordance with the terms of Section 7.9, Seller and its Affiliates shall use commercially reasonable efforts to assist Parent and Inverness Japan, to the extent applicable, with the transfer of the Japan Product Marketing Approvals.

4.5          Transfer of Marketing Registrations.

(a)  Seller and Buyer further acknowledge that, on the Closing Date, legal title to the Marketing Registrations in certain countries within the Territory shall remain with Seller or its Affiliates or third party distributors due to the requirements of applicable regulatory local Laws and the need, if applicable, for the Consent of the Regulatory Authorities for the transfer to or the issuance of new Marketing Registrations in the name of Buyer or Buyer’s Affiliate or designee. Seller and Buyer further acknowledge that, notwithstanding the foregoing, (i) to the extent permitted by relevant local Laws, beneficial ownership of the Marketing Registrations shall vest with Buyer on the Closing Date and remain with Buyer until legal ownership vests with Buyer, and (ii) until such time as the Marketing Registrations for such countries can be transferred to (or issued in the name of) or assumed by Buyer or Buyer’s Affiliate or designee, Seller or its Affiliates or third party distributors shall hold such Marketing Registrations in trust for the sole and exclusive benefit and cost of Buyer.  Unless expressly provided otherwise in this Agreement, Seller and Buyer shall each bear its own costs and expenses in connection therewith without the requirement of payment of any further consideration.  Notwithstanding the foregoing, Seller and its Affiliates shall not be required to bear any cost or expense (including internal costs) in connection with the transfer to or the issuance of new Marketing Registrations in the name of Buyer or Buyer’s Affiliate or designee that require material effort, expenditures or time on the part of Seller or any of its Affiliates, except to the extent Buyer and its Affiliates are unable to perform actions necessary to satisfy such requirements, in which event, at Buyer’s request, Seller and its Affiliates shall use commercially reasonable efforts to assist Buyer to satisfy such requirements at Seller’s cost; provided, further, however, that (A) in no event shall Seller or its Affiliates be obligated to perform material product registration activities or services other than on arm’s-length terms; and (B) Buyer shall pay, or indemnify Seller for, all filing and transfer costs required in connection with transfers to Buyer or Buyer’s Affiliates or designees of, or applications for new, Marketing Registrations.

(b)  As soon as possible after the Closing Date, but in no event later than 60 days following the Closing Date, or if such 60-day period is not feasible in light of the requirements for the transfer of the Marketing Registrations under applicable Law, as soon as possible thereafter, subject to the other provisions of this Article IV, Seller or its Affiliates (or, if applicable, Seller or its Affiliates jointly with Buyer or its Affiliates) shall, at Buyer’s sole cost and expense, apply to each of the relevant Regulatory Authorities for the transfer of, or issuance of new, Marketing Registrations to Buyer or Buyer’s Affiliate or designee.  Buyer hereby acknowledges and agrees that Seller shall not be obligated to indemnify Buyer if, for any reason (other than on account of Seller’s gross negligence or willful misconduct), any Regulatory Authority of any country within the Territory denies its Consent to the transfer or issuance of new Marketing Registrations in the name of the Buyer or one of its Affiliates or designees and Buyer shall bear all risks as a result thereof.  If the Laws of any applicable country permit election between the transfer of an existing Marketing Registration or the cancellation and issuance of a new Marketing Registration, Buyer shall be entitled to make such election at its sole discretion provided that Buyer assumes all of the consequences arising from Buyer’s election, including, but not limited to, the denial of the transfer or issuance of new Marketing Registrations and any fees or penalties levied by the Regulatory Authorities.  Seller and its Affiliates shall, in accordance with the terms of Section 7.9, provide Buyer or Buyer’s Affiliate or designee with the necessary assistance, support and reasonable access for the preparation, notarization and legalization of the documents required to cause existing Marketing Registrations to be assigned to Buyer or Buyer’s Affiliate or designee, or to cause new Marketing Registrations to be issued to Buyer or Buyer’s Affiliate or designee, as the case may be.  Prior to the transfer of the Marketing Registrations in the name of Buyer or its Affiliates or designees, Seller shall (i) comply with the requirements of each of the Marketing Registrations, (ii) use commercially reasonable efforts to maintain such Marketing Registrations in full force and effect (including, as applicable, obtaining any renewals or extensions thereof); provided, however, that Buyer shall reimburse Seller for all costs (including reasonable internal costs directly related thereto) incurred by Seller in doing so, and (iii) in the case of each applicable country, comply with any reasonable instructions of Buyer to request a price increase from the relevant Regulatory Authorities; provided, however, that such price increase requested by Buyer is permissible under applicable Law.  Upon the transfer to or issuance of new Marketing Registrations to Buyer or its Affiliates or designees, Buyer shall bear all costs, expenses and consequences arising from such transfers or issuances, including costs associated with obsolete and distressed inventory and any changes in the label and packaging of the Products.  Seller shall have the obligation to hold any of the Marketing Registrations in trust for the sole and exclusive benefit and cost of Buyer only for a maximum, non-renewable period of 18 months from the Closing Date.  If after the expiration of such 18-month period any of the Marketing Registrations are not transferred to Buyer or its Affiliate or designee for any reason, Seller and its Affiliates may elect to discontinue holding any such Marketing Registrations on behalf of Buyer and relinquish its duties as the responsible entity for regulatory purposes under such Marketing Registrations, and Seller shall not have any obligation to indemnify Buyer as a result thereof.

(c)  Until such time as the Japan Product Marketing Approvals and the Marketing Registrations have been transferred to, and the Japan Marketing Authorization and the Manufacturing Site License have been issued in the name of, Buyer or Buyer’s Affiliate or designee, Buyer shall indemnify, defend and hold Seller and its Affiliates harmless against and in respect of any Losses resulting from, arising out of or relating to any of the (i) Assumed Liabilities, (ii) the manufacturing of the Products pursuant to the Manufacturing Support Services Agreement, (iii) the Distribution Activities; or (iv) any regulatory matters; provided, however, that Buyer shall not be required to indemnify Seller and its Affiliates to the extent any such Losses arise out of or result from the gross negligence, recklessness or willful misconduct of Seller or its Affiliates or designees, or its material failure to comply with applicable Law, this Agreement or the applicable Other Agreements, other than at the request of Buyer.

(d)  As soon as possible following the Closing Date, Seller and Buyer shall each nominate one representative with sufficient experience to coordinate, to the extent permitted by local Law, on behalf of each Party all regulatory matters until the date of the transfer to or issuance of new Marketing Registrations, the Japan Product Marketing Approvals, the Japan Marketing Authorization and the Manufacturing Site License in the name of Buyer or a Buyer’s Affiliate or designee.  Each representative shall, to the extent permitted by local Law, maintain regular and cooperative contact with the other representative to aid and facilitate a smooth and prompt transition from Seller to Buyer with respect to regulatory matters.  Upon the transfer or issuance of new Marketing Registrations, the Japan Product Marketing Approvals, Japan Marketing Authorization or the Manufacturing Site License, as applicable, in the name of Buyer or its Affiliate or designee for each applicable country within the Territory, Buyer shall assume full responsibility for regulatory compliance with respect to such countries.

(e)  Buyer hereby covenants and agrees that after the Closing Date, Seller and its Affiliates or designees shall continue to distribute the Products within the Least Developed Countries for purposes of the Humanitarian Program and if Seller and its Affiliates or designees require a Marketing Registration in order to be able to continue marketing, promoting, distributing and selling the Products after the Closing Date in all or any of the Least Developed Countries for purposes of the Humanitarian Program, then Buyer, at its sole discretion, may elect between having the Marketing Registration for such Least Developed Country remain with Seller or a Seller’s Affiliate or designee instead of such Marketing Registration being transferred to Buyer or to duly notify the Regulatory Authorities of any such Least Developed Countries through letters of authorization and/or other appropriate means that Seller and its Affiliates and designees are duly authorized to continue marketing, promoting, distributing and selling Products after the Closing Date for purposes of the Humanitarian Program.

4.6          Distribution of the Products.

(a)  Buyer hereby appoints Seller, its Affiliates and designees as its sole and exclusive distributor for the distribution of the Products within the Territory for a period commencing as of the day following the Closing Date and ending on the last day of the 18th month following the Closing Date; provided, however, that at any time after December 1, 2005, Buyer, upon 3 months prior written notice (which notice may be delivered at any time to Seller after the date of this Agreement and prior to December 1, 2005), may, from time to time, terminate the sole and exclusive distribution rights of Seller and its Affiliates for all or any of the countries within the Territory with effect as of the last day of a calendar month (the “Initial Distribution Period”).  Notwithstanding the foregoing, at least 3 months prior to the end of the Initial Distribution Period, Parent shall have the right (but not the obligation), at its sole and absolute discretion, to extend the Initial Distribution Period by no more than 14 months, for a total maximum period of 32 months, upon delivery of a written notice to Seller requesting such extension and stating the term of such extension, provided, however, that during the full term of any extension of the Initial Distribution Period Seller and its Affiliates shall distribute the Products in all of the countries in the Territory where Seller and its Affiliates are distributing the Products at the time of the expiration of the Initial Distribution Period.  At any time during the Distribution Period, if the amount of the Net Sales for all of the countries in the Territory where Seller and its Affiliates are distributing the Products is less than $3,000,000 for any three consecutive months during the Distribution Period, upon 180 days written notice to Buyer, Seller shall have the right to terminate its distribution of the Products for any or all countries within the Territory.  This grant of sole and exclusive rights to Seller, its Affiliates and designees means that, during the Distribution Period, Buyer and its Affiliates and designees may not, directly or indirectly, distribute the Products to any customers within the Territory; provided; however; that, to the extent permitted by applicable Laws, Buyer and its Affiliates and designees, including third-party distributors or agents, may engage in Promotional Activities in any country within the Territory.

(b)  (i)  During the Distribution Period, Seller shall continue to perform Distribution Activities in the Territory in the Ordinary Course of Business, subject to Buyer’s reasonable instructions with respect to the Distribution Activities.  Buyer hereby acknowledges and agrees that, during the Distribution Period, Seller and its Affiliates shall not have any obligation to conduct any Promotional Activities in connection with the Products in the Territory and Buyer, its Affiliates or subcontractors shall be solely responsible for performing all Promotional Activities in connection with the Products within the Territory.  During the Distribution Period, Buyer or a Buyer’s Affiliate shall manufacture and shall provide to Seller and Seller’s Affiliates all of their requirements of Products.  As set forth in Section 4.6(d) and 4.6(e) hereof, Buyer shall be solely responsible for all risks associated with any losses of finished Products and with any failure of Seller and its Affiliates to collect any Accounts Receivable arising from Net Sales of Products to third party distributors and other customers.  During the Distribution Period, Seller and its Affiliates shall continue to evaluate, and if commercially appropriate, submit offers to any significant tender opportunities in the Ordinary Course of Business; provided, however, that if Seller and its Affiliates elects not to participate in a tender opportunity in the Territory that Buyer has identified to Seller, to the extent that such actions (y) shall not cause Seller or its Affiliates to breach any agreements with third parties and (z) are permitted by applicable Law, Buyer and its Affiliates and designees, including third-party distributors or agents, may submit a tender and Seller and its Affiliates shall distribute such Products pursuant to the terms of the tender.  During the Distribution Period, Buyer may instruct Seller and its Affiliates in writing to submit bids for any tender opportunities of which Buyer becomes aware.

(ii)          During the Distribution Period, Seller and its Affiliates shall use commercially reasonable efforts to collect all Accounts Receivable arising from Net Sales to third party distributors and other customers, provided, however, that Seller and its Affiliates shall not be obligated to commence legal proceedings in order to collect any uncollected Accounts Receivable.  Buyer hereby covenants and agrees that to the extent any such Accounts Receivable are not collected by Seller and its Affiliates within 30 days after the date such Accounts Receivable are required to be paid by such distributor or customer, Seller shall include the amount of such Accounts Receivable in the applicable Written Statement and assign the right to collect such Accounts Receivable to Buyer and Buyer shall reimburse Seller for the aggregate amount of such Accounts Receivable in the manner contemplated in Sections 4.6(d) and (e).  During the Distribution Period, Buyer shall have the sole responsibility for (x) establishing the sales prices for the Products to third party distributors and other customers, subject to the approval of the competent Regulatory Authorities, if required, and applicable Laws, (y) establishing the credit levels and other credit policies of each third party distributor and other customer of the Products, solely with respect to the Products, and (z) determining whether to cease or limit selling the Products to any third party distributor or any other customer, if permissible under applicable Laws.

(iii)         Following the termination of the Distribution Period for the relevant country within the Territory, Seller and its Affiliates shall invoice Buyer (y) for any Accounts Receivable related to sales to third party distributors and other customers by Seller and its Affiliates during the Distribution Period for such country within the Territory, that are not collected by Seller and its Affiliates within 30 days after the date such Accounts Receivable are required to be paid by such distributor or customer, and (z) for the full invoice amount charged to third party distributors and other customers less any Commission retained by Seller for any Products returned to Seller or its Affiliates by third party distributors and other customers that were sold by Seller or its Affiliates during the Distribution Period for such country within the Territory and for which payment was made by Seller to Buyer pursuant to Section 4.6(e). Buyer shall make payment net 30 days from the date of Seller’s invoice.  Seller and its Affiliates shall (1) assign to Buyer the right to collect all Accounts Receivable included in any invoice pursuant to this Section 4.6(b)(iii), and (2) ship, at Buyer’s cost and expense, any Products returned to Seller or its Affiliates by third party distributors and other customers included in any invoice pursuant to this Section 4.6(b)(iii).

(iv)         Notwithstanding anything to the contrary in this Agreement, in the event Seller and its Affiliates intend to seek reimbursement from Buyer and its Affiliates for any Accounts Receivable, as described above in Sections 4.6(b)(ii) and 4.6(b)(iii), and such Accounts Receivable constitutes a portion of an invoice rendered by Seller or its Affiliate containing any amounts due for other products or services of Seller and its Affiliates, Seller or its Affiliate, as applicable, shall first render a separate invoice to such customer or distributor evidencing any amounts due with respect to the Products and use commercially reasonable efforts to collect such amounts due thereunder.  Seller and its Affiliates shall provide Buyer with all information related to or evidencing any Accounts Receivable for which Seller is seeking reimbursement in accordance with Sections 4.6(b)(ii), 4.6(b)(iii), 4.6(d) and 4.6(e).  Buyer shall have the full and unfettered ability and authority to pursue the collection of such Accounts Receivable, including commencing legal proceedings.  Furthermore, in accordance with the terms of Section 7.9, Seller and its Affiliates shall provide Buyer with reasonable access to such personnel and information as may be reasonably necessary to pursue its efforts to collect any Accounts Receivable for which Seller or its Affiliates seek reimbursement hereunder.

(c)  Within 7 Business Days following the end of each calendar month during the Distribution Period, Seller shall provide Buyer with a non-binding updated written monthly plan for the anticipated amount of Products to be shipped by Abbott Japan (excluding sales or donations of Products for purposes of the Humanitarian Program), consistent with Abbott Japan’s forecasting system for products other than the Products.

(d)  Within 7 Business Days following the end of each calendar month during the Distribution Period, Seller shall deliver to Buyer a written statement (“Written Statement”) showing (A) the amount of the Net Sales for the prior calendar month for each country in the Territory (the “Monthly Net Sales”), (B) the calculation of the Abbott Material Costs Incurred and the Affiliate Variances (which may be a positive or negative number) for such prior calendar month retained by Seller, (C) the calculation of the aggregate Commission retained by Seller for such prior calendar month, (D) the calculation of the amount of Royalty Payments payable by Seller and its Affiliates during such prior calendar month, (E) inbound freight and handling costs of the Products, import duties, clearing costs and inbound quality assurance costs during such prior calendar month, to the extent not already deducted, and (F) the amount of any Accounts Receivable arising from Net Sales which have been written-off by Seller and Seller’s Affiliates during the prior calendar month.  For the avoidance of doubt and solely for illustrative purposes, the Written Statement required to be delivered within 7 Business Days following the end of the month of August shall contain the information required by Section 4.6(d) with respect to July, the prior calendar month.

(e)  Within 14 Business Days following the end of each calendar month during the Distribution Period, Seller shall pay to Buyer in Dollars in the United States an amount equal to the positive difference, if any, between the Monthly Net Sales for the prior calendar month minus the sum of: (A) the Abbott Material Costs Incurred and the Affiliate Variances (which may be a positive or negative number) for the prior calendar month, (B) the Commission for the prior calendar month, (C) the aggregate amount of Royalty Payments payable by Seller and its Affiliates during the prior calendar month, (D) inbound freight and handling costs of the Products, import duties, clearing costs and inbound quality assurance costs during such prior calendar month, to the extent not already deducted, and (E) an adjustment to reflect the amount of any Accounts Receivable arising from Net Sales included in a prior Written Statement which have been written-off by Seller and Seller’s Affiliates during the prior calendar month (the “Monthly Payments”).  For the avoidance of doubt and solely for illustrative purposes, the payment required to be made by the first sentence of this Section 4.6(e) within 14 Business Days following the end of the month of August, shall represent payment with respect to the month of July, the prior calendar month.  If the Monthly Payment is a negative number, and to the extent that Buyer has not disagreed with the amount set forth in the Written Statement pursuant to Section 4.6(g) hereof, then Buyer shall pay to Seller in Dollars in the United States within 14

Business Days following the end of each calendar month an amount equal to such negative number.

(f)   During the Distribution Period, the “Commission” means a commission equal to 10% of the Net Sales associated with sales of Products by Seller or its Affiliates in any country within the Territory.  For the avoidance of doubt, Buyer hereby agrees and acknowledges that for purposes of calculating the Commission, Royalty Payments shall not be deducted from Net Sales.  The Abbott Material Costs Incurred, the Affiliate Variances, the Commission, the Monthly Net Sales, the Monthly Payments and any other charges contemplated in Sections 4.6(d) and (e) shall be calculated on a monthly basis using costs, sales, expenses, etc. (as applicable) in each country in the Territory expressed in local currency and converted into Dollars using the Monthly Average Exchange Rate in effect for each respective calendar month.

(g)  If Buyer disagrees with the amounts set forth in the Written Statement, Buyer shall send a written notice to Seller stating the specific reasons for its disagreement within 60 days of receiving the Written Statement.  If it fails to do so, the determinations made by Seller in the Written Statement shall be final, conclusive and binding on both Seller and Buyer.  If, however, Buyer makes such notification to Seller, Seller and Buyer must attempt to reconcile their differences during 3 weeks and if they are unable to do so, then, Buyer shall have the right, during normal business hours and at Buyer’s expense (except as otherwise provided below), to have an independent certified public accountant selected by Buyer and reasonably acceptable to Seller, audit any amounts calculated pursuant to this Section 4.6.  The decision of the independent certified public accountant with respect to calculation of such amounts shall be final and binding on Buyer and Seller.  If, based upon the decision of the independent certified public accountant, there has been an overstatement of the amounts calculated in the Written Statement, then Seller shall (X) pay to Buyer the difference between the amount paid by Buyer and the amount determined by the independent certified public accountant or (Y) credit such difference against the amount owed by Buyer to Seller if the amounts have not been previously paid, and (Z) if such overstatement is greater than 10% of the original amount in the Written Statement, Seller shall pay the fees of the independent public certified accountant.  If, based upon the decision of the independent certified public accountant, there has been an understatement of the amounts calculated in the Written Statement, then Buyer shall pay to Seller the difference between the amount determined by the independent certified public accountant and the amounts included in the Written Statement.

(h)  For the avoidance of doubt, the Parties hereby agree and acknowledge that nothing in this Section 4.6 applies to the distribution of the Products by Seller and its Affiliates for purposes of the Humanitarian Program which shall be governed solely by the provisions of the Manufacturing Support Services Agreement and the Supply of Products for the Humanitarian Program Agreement.

(i)   During the Distribution Period and in connection with the review of any Written Statement thereafter, Seller agrees to provide Buyer or its designee or representative reasonable access to the information (including internal schedules) from which the Written Statement and its component parts are derived, as well as reasonable access to Seller’s personnel and representative as is reasonable necessary in connection with Buyer’s review of, and payment with respect to, the Written Statement.

4.7          Inventory.

(a)  At any time within the period starting 5 days prior to the Closing Date and ending on the Closing Date, Seller shall perform a physical inventory of the number of units of raw materials, work-in-process and finished Products existing at the Matsudo plant in Japan and the distribution facilities located in Singapore and Wiesbaden, Germany as of the date that such physical inventory is performed.  Buyer shall have the right to have its representative to be present while such physical inventory is performed to assure that it is performed properly.  In addition, Buyer shall have the right, but not the obligation, to perform, at its sole cost and expense (but excluding any costs or expenses of Seller or its Affiliates, designees or representatives), a physical inventory of the amount of finished Product existing as of the Closing Date at all or any of the other distribution locations of Seller provided that Buyer provides to Seller a written notification to such effect no later than 5 days prior to the Closing Date.  Seller shall provide to Buyer and its designees or representatives such information prior to the above-described physical inventory or physical inventories as Buyer may reasonably request in order to prepare for and plan its participation in, or conduct of, such physical inventory or physical inventories.  Within 30 days following the Closing Date, Seller shall deliver to Buyer a written report (“Initial Inventory Report”) setting forth (i) the number of units of raw materials, work-in-process and finished Products existing anywhere in the world as of the Closing Date (categorized appropriately by inventory type and geographic location), and (ii) the amount of the Labor and Overhead Payment.  The units of raw materials and work-in-process shall include only such units as are usable in the Ordinary Course of Business for the production of finished Products and are of a quality and quantity consistent with Seller’s past practices during the prior 12 months, and the units of finished Products shall include only units of (A) finished Products as are merchantable and fit for their intended purpose, (B) finished Products of a quality and quantity consistent with Seller’s past practices over the last 12 months preceding the Closing

Date, and (C) finished Products as are saleable in the Ordinary Course of Business.  The amount of the Labor and Overhead Payment shall be converted into Dollars using the Monthly Average Exchange Rate in effect as of the Closing Date.  Seller shall provide Buyer or its designee or representative with reasonable access to the information (including internal schedules) from which the Initial Inventory Report and its component parts are derived, as well as reasonable access to Seller’s personnel and representatives as is reasonable necessary in connection with Buyer’s review of the Initial Inventory Report.  If Buyer disagrees with the amounts set forth in the Initial Inventory Report, Buyer shall send a written notice to Seller stating the specific reasons for its disagreement within 60 days of receiving the Initial Inventory Report.  If it fails to do so, the determinations made by Seller in the Initial Inventory Report shall be final, conclusive and binding on both Seller and Buyer.  If, however, Buyer makes such notification to Seller, Seller and Buyer must attempt to reconcile their differences during 3 weeks and if they are unable to do so, then, Buyer shall have the right, during normal business hours and at Buyer’s expense, to have an independent certified public accountant selected by Buyer and reasonably acceptable to Seller, audit any amounts calculated pursuant to this Section 4.7(a).  The decision of the independent certified public accountant with respect to calculation of such amounts shall be final and binding on Buyer and Seller.  If, based upon the decision of the independent certified public accountant, there has been either an overstatement or understatement of the amounts calculated, then if such difference is greater than 10% of the original amount, Seller shall reimburse Buyer for all the fees of the audit conducted by the independent certified public accountant.  Seller shall deduct the Labor and Overhead Payment in 18 equal monthly installments from the Monthly Payments that Seller must pay to Buyer in accordance with the provisions of Section 4.6(f).  For the avoidance of doubt, Seller and Buyer each acknowledge and agree that, upon the termination of the Distribution Period for all of the countries in the Territory, Buyer shall promptly reimburse Seller in the United States for the residual amount of the Labor and Overhead Payment, if any, not previously deducted by Seller in the Monthly Payments during the Distribution Period.

(b)  Upon the termination of the Distribution Period for the relevant country within the Territory, Buyer or one of its Affiliates or designees shall purchase from Seller or one of its Affiliates, and Seller or one of its Affiliates shall sell to Buyer or one of its Affiliates or designees, (i) all Finished Inventory held by Seller or the relevant Affiliate of Seller in the applicable country within the Territory, and (ii) all Finished Inventory dedicated to such country within the Territory located at the distribution locations of Seller at a price equal to the Transfer Price plus, to the extent not already accounted for or included in the Transfer Price, (1) inbound freight and handling, (2) any consumption Taxes or similar Taxes and governmental fees, to the extent applicable, (3) import duties, (4) clearing costs, and (5) the inbound quality assurance costs (“Inventory Acquisition Price”); provided, however, that (A) such Finished Inventory is merchantable and fit for its intended purpose, (B) such Finished Inventory is of quality and quantity consistent with Seller’s past practices over the last 12 months preceding the Closing Date, (C) such Finished Inventory is saleable in the Ordinary Course of Business, and (D) 80% of such Finished Inventory has a shelf life remaining for each unit of Finished Inventory as of the date of the transfer to Buyer or its Affiliate or designee of no less than 70% of the shelf life for each such unit of Finished Inventory as applicable, and 100% of such Finished Inventory has a shelf life remaining for each unit of Finished Inventory as of the date of the transfer to Buyer or Buyer’s Affiliate or designee of no less than 30% of the shelf life for each such unit of Finished Inventory as applicable.  Subject to the prior written consent of Buyer with respect to the selection of the charitable organizations by Seller (which shall not be unreasonably withheld), Seller has the right to donate any Finished Inventory not purchased by Buyer to charitable organizations, or otherwise destroy such Finished Inventory.  Seller shall deliver any Finished Inventory purchased by Buyer according to this Section 4.7 to Buyer F.C.A. (2000 Incoterms) terms.  Seller shall invoice Buyer upon delivery of such Inventory.  Buyer shall make payment for such Finished Inventory plus any applicable consumption Taxes or any similar Taxes net 30 days from the date of Seller’s invoice.  All payments for such Finished Inventory shall be made in the applicable currency of the country in which such Finished Inventory is located in accordance with payment instructions to be provided by Seller, subject to Section 4.7(d) herein.

(c)  Within 30 days following each sale of Finished Inventory to Buyer or a Buyer’s Affiliate or designee in accordance with the provisions of Section 4.7(b) above, Seller shall pay to Buyer in Dollars in the United States the amount of any excess between the Inventory Acquisition Price over the Abbott Material Costs Incurred plus, to the extent not already included in the Abbott Material Costs Incurred, (i) inbound freight and handling, (ii) any consumption Taxes or similar Taxes and governmental fees, to the extent applicable, (iii) import duties, (iv) closing costs, and (v) inbound quality assurance costs.  The Inventory Acquisition Price, the Abbott Material Costs Incurred and any other charges contemplated in this Section 4.7(c) shall be converted into Dollars using the exchange rate as reported by Reuters at 9:00 a.m. on the Business Day immediately before the date of the sale of the Finished Inventory.

(d)  Seller and its Affiliates shall provide Buyer with all information related to or evidencing any sale of Finished Inventory for which Buyer is obligated to purchase in accordance with Section 4.7(b), including, but not limited to, providing Buyer or its designee or representative with reasonable access to the information (including internal schedules) from which the Finished Inventory purchase price was derived, as well as reasonable access to Seller’s and Abbott Japan’s personnel and representatives as is reasonable necessary in connection with Buyer’s review of the invoice issued for such Finished Inventory.  If Buyer disagrees with the amount invoiced for such Finished Inventory, Buyer shall send a written notice to Seller stating the specific reasons for its disagreement within 60 days of receiving the Finished Inventory invoice.  If it fails to do so, the determinations made by Seller in the Finished Inventory invoice shall be final, conclusive and binding on both Seller and Buyer.  If, however, Buyer makes such notification to Seller, Seller and Buyer must attempt to reconcile their differences during 3 weeks and if they are unable to do so, then, Buyer shall have the right, during normal business hours and at Buyer’s expense, to have an independent certified public accountant selected by Buyer and reasonably acceptable to Seller, audit any amounts calculated pursuant to this Section 4.7 in accordance with the procedures set forth in Section 4.6(g).

4.8          Cost-Flow Examples.  For the avoidance of doubt and solely for illustrative purposes, set forth on Exhibit M are examples of (a) the product cost flow for Products that are not for purposes of the Humanitarian Program, and (b) the product cost flow for Products for purposes of the Humanitarian Program.

ARTICLE V
Representations and Warranties of Seller.

Seller represents and warrants to Buyer that as of the Closing:

5.1          Organization.  Each Seller entity is a corporation or limited liability company duly organized and validly existing and in good standing (to the extent such concept is recognized in the applicable jurisdiction) under the laws of its jurisdiction of organization, and is duly qualified to transact business as a corporation in such jurisdictions where the nature of the Product Line makes such qualification necessary, except as to jurisdictions where the failure to qualify would not reasonably be expected to have a Material Adverse Effect.  Each Seller entity has full corporate power and authority to carry on the Product Line as now being conducted.

5.2          Due Authorization.  Each Seller entity has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements, and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder has been duly authorized by each Seller entity.  The signing, delivery and performance of this Agreement and the Other Agreements by each Seller entity is not prohibited or limited by, and shall not result in the breach of or a default under, any provision of the articles of incorporation or by-laws of each Seller entity, or of any material agreement or instrument binding on each Seller entity, or of any applicable order, writ, injunction or decree of any court or governmental instrumentality, and shall not result in any Encumbrance (other than as may be applicable to Buyer) on any of the Acquired Assets.  This Agreement and the Other Agreements have been duly executed and delivered by each Seller entity and constitute the legal, valid and binding obligation of each Seller entity, enforceable against each Seller entity in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

5.3          Title.  Seller and Seller’s Affiliates that are transferring the Acquired Assets to Buyer hereunder collectively have good, valid and, to the extent such concept is recognized in the jurisdiction where the Acquired Assets are located, marketable title to all the Acquired Assets.  Seller shall convey or cause its Affiliates to convey on the Closing Date, subject to Section 2.5, Section 2.6, Section 4.4, Section 4.5 and Section 4.6, (a) beneficial title to all of the Acquired Assets and (b) good and legal title to all of the Acquired Assets, in the case of both (a) and (b) free and clear of all Encumbrances (except for Encumbrances for Taxes not yet due and payable), except for the terms of the Contracts (including executory Liabilities thereunder) and subject to obtaining any Required Consents of Persons listed on Schedule 5.9 (it being understood that this representation shall not apply to the subject matter of Section 5.4, the title of which is addressed exclusively in Section 5.4 hereof).  Except as set forth on Schedule 5.3, the Equipment set forth in Schedule 2.1(a) are in satisfactory operating condition and repair, subject to ordinary wear and tear.

5.4          Intellectual Property.

(a)  Except as disclosed in Schedule 5.4(a), the Patents, the Licensed Patents, the Marks and the Licensed Marks, include the patents, patent applications and patent rights and internet domain names, trade names, registered and unregistered trademarks and service marks owned or licensed by Seller within the field of lateral flow immunoassay technology that are used in connection with the Product Line and the Products.

(b)  Seller and its Affiliates are the sole legal owners of the Patents and Marks.  Except as disclosed in Schedule 5.4(b), Seller and its Affiliates also are the record owners of each Patent and each Mark in the countries identified in Schedule 2.1(c)(i) and Schedule 2.1(c)(iii), respectively, such that such legal ownership has been recorded, or a recordation filing has been made, with the appropriate Governmental Authority.  All filing, issue, registration, renewal, maintenance or other official registry fees for the registered Patents and Marks due as of the date hereof have been paid.

(c)  Seller and its Affiliates own the entire right, title and interest in and to the Patents and the Marks, free and clear of any Encumbrances that would be material to the Product Line, and license the Licensed Patents and the Licensed Marks.

(d)  To Seller’s Knowledge, the Patents and Marks are valid and enforceable. Seller has taken no action pursuant to which the Patents and the Marks are reasonably likely to cease to be valid and enforceable.

(e)  Except as disclosed in Schedules 5.4(e) or 5.5, to Seller’s Knowledge, Seller has not received any notice or claim by any Person alleging that (i) any Product, the Product Line, the Patents, the Marks or the Reagents or any act by Seller related thereto or the use thereof, infringes on (or in the past infringed on) any intellectual property right of any Person or constitutes a misappropriation of (or in the past constituted a misappropriation of) any trade secret of any Person, in each case where such alleged infringement or misappropriation has had, or would reasonably be expected to have, a Material Adverse Effect; or (ii) any of the Patents or the Marks are invalid or unenforceable.

(f)   Those Reagents listed on Schedule 2.1(k) are related exclusively to the Product Line and the Non-Exclusive Reagents are not exclusively related to the Product Line.  The Reagents represent all of the reagents incorporated in any of the Products or used in the performance of any assay used any Product.  The Cell Lines represent all of the cell lines used by Seller or its Affiliates to create the Reagents and, except as disclosed on Schedule 5.4(f), no Cell Line is the subject of any patent right owned by or licensed to Seller except for those certain rights licensed or sublicensed to Seller under the licenses or sublicenses set forth on Schedule 1.1(p) hereto.

(g)  To Seller’s Knowledge, (A) there is no, nor has there been any, infringement by any Person of any of the rights of Seller in or to the Patents or the Marks and (B) there is no, nor has there been any, misappropriation by any Person of any of the Know-How.

(h)  Seller has maintained the confidentiality of the Know-How with substantially the same degree of care it has used to maintain the confidentiality of its other know-how, but, in no event, less than a reasonable degree of care

(i)   Schedule 1.1(r), sets forth a list of: (i) all the license or sublicense agreements under which Seller or its Affiliates are paying a royalty in connection with the making, using, selling, offering to sell or importing any Product; (ii) any and all counterparties to such license or sublicense agreements; (iii) the effective date of such license or sublicense agreements; and (iv) the royalty rates payable under such license or sublicense agreements.

(j)   Except as disclosed in Schedule 5.4(j), Seller has not directly or indirectly granted any rights, licenses or interests in or to any Patent, Mark, Licensed Patent, Licensed Mark, the Manufacturing Instructions, the Technical Information or any design history files (to the extent that such files are exclusively related to the Products).

5.5          Litigation.  There are no instances (a) in which Seller (with respect to the Product Line or the Acquired Assets) is subject to any outstanding injunction, judgment, order, decree or ruling of a Governmental Authority, (b) in which Seller (with respect to the Product Line or the Acquired Assets) is a party to any litigation, action, suit, proceeding, hearing, administrative claim, regulatory proceeding, or investigation of, in, or before any court, arbitrator, or Governmental Authority, or (c) in which any such litigation, action, suit, proceeding, hearing, administrative claim, regulatory proceeding or investigation (i) is, to Seller’s Knowledge, threatened against the Seller, or (ii) involves or, to Seller’s Knowledge, is threatened against, an agent of the Seller or other Person with respect to which the Seller owes a duty of indemnification related to or arising from the Product Line or the Acquired Assets, except for collections and similar matters in the ordinary course of business (or series of related matters) involving an amount not in excess of $50,000 for any single matter (or series of related matters).

5.6          Contracts.  All Contracts are valid and are in full force and effect and constitute legal, valid and binding obligations of Seller and, to Seller’s Knowledge, the other parties thereto and are enforceable in accordance with their respective terms.  Neither Seller nor Seller’s Affiliates, nor to Seller’s Knowledge, any other party to any Contract, is in default in complying with any material provisions thereof, and no condition or event or facts exists which, with notice, lapse of time or both would constitute a material default thereunder on the part of Seller, Seller’s Affiliates or, to Seller’s Knowledge, on the part of any other party thereto.  Excluding the Contracts, neither Seller nor any of its Affiliates is party to, or bound by, any written contract, agreement, lease, indenture, instrument, commitment or arrangement primarily related to the Product Line that has a remaining effective term in excess of 15 months or provides for annual consideration or payment in excess of $250,000.

5.7          Employment Matters.

(a)  Seller has delivered or made available to Buyer copies of the employment agreements between Abbott Japan and each Japanese Employee, the salary regulations, housing allowances, guaranteed “age 60” retirement allowances, cash gifts of congratulations and condolences rules, office regulations and the rules of employment of Abbott Japan and other documents describing the terms of employment of each Japanese Employee.

(b)  All the information set forth in Schedule 7.5(a)(i) and (ii) relating to the Japanese Employees is true, complete and accurate in all material aspects contained therein.

(c)  Except as set forth on Schedule 5.7(c), to Seller’s Knowledge, Abbott Japan has not received since at least April 1, 2002, any notice of any violation of any applicable labor Law, regulation, ordinance or collective agreement which might affect operations of the Product Line, and Abbott Japan is not in material violation of any such labor Law, regulation, ordinance, or collective agreement.

(d)  To Seller’s Knowledge, there are no controversies pending nor threatened with any of the Japanese Employees or with any association, trade union, union or collective bargaining representative of such Japanese Employees.  Since at least April 1, 2002, the operation of the Product Line has not experienced any strike, work stoppage or other concerted action by employees due to labor disagreement; there is not pending nor threatened before any Governmental Authority any complaint or charge of any violation of the Japanese labor Laws, and there is no strike, dispute, or work stoppage pending, nor, to Seller’s Knowledge, threatened against the operation of the Product Line.

(e)  Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Japanese Employee or independent contractor.

5.8          Employee Benefits.

(a)  Schedule 5.8 contains a true, complete and accurate list of each material Abbott Benefit Plan.

(b)  Seller has delivered or made available to Buyer true, complete and accurate copies of each Abbott Benefit Plan and all material contracts relating thereto, or to the funding thereof.

(c)  As of the date hereof, there are no pending (or, to the Knowledge of Seller, threatened or anticipated) material claims by, on behalf of, or against any Abbott Benefit Plan, by any Japanese Employee covered under any such Abbott Benefit Plan, or otherwise involving any such Abbott Benefit Plan (other than routine claims for benefits).

5.9          Consents.  Subject to Section 4.4 and Section 4.5, assuming the truth and accuracy of the representations and warranties made by Buyer in Sections 6.3, and except as set forth on Schedule 5.9, no Consent of any Person is required for Seller or Seller’s Affiliates to consummate the transactions contemplated hereby.

5.10        Brokers, Etc.  No broker, investment banker, agent, finder or other intermediary acting on behalf of Seller or under the authority of Seller is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

5.11        Marketing Registrations; Compliance with Laws.

(a)          All existing Marketing Registrations held by Seller and Seller’s Affiliates as of the date of this Agreement are set forth in Schedule 2.1(f).  There are no proceedings pending or, to Seller’s Knowledge, threatened which could result in the revocation, cancellation or suspension of any Marketing Registrations listed in Schedule 2.1(f) or the Japan Product Marketing Approvals.  Seller or one of Seller’s Affiliates own, or through a third party distributor have the beneficial use of the, Japan Product Marketing Approvals and all the Marketing Registrations.

(b)          Seller and Seller’s Affiliates are in compliance in all material respects with all material Laws applicable to the manufacturing ownership, operation, storage, import, export, distribution, marketing, pricing, sale, promotion, warehousing, packaging, labeling, handling and/or testing of the Product Line or the Acquired Assets and, to the Knowledge of Seller, Seller and Seller’s Affiliates have not received within the 2-year period immediately preceding the Closing Date any notice of non-compliance with the foregoing or any notice alleging manufacturing non-compliance, in each case except to the extent that such non-compliance has been remedied or to the extent the failure to comply therewith has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)          To Seller’s Knowledge, Seller and Seller’s Affiliates have not received any written or other notice of proceedings from a Regulatory Authority alleging that the Product Line or any of the Acquired Assets or the ownership, manufacturing, operation, storage, import, export, distribution, marketing, pricing, sale, promotion, warehousing, packaging, labeling, handling and/or testing thereof is in violation of any applicable Law, or that any such violation, if any, has not been remedied, except for such violations that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.12        Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE V, SELLER IS MAKING NO REPRESENTATION OR WARRANTY AS TO THE ACQUIRED ASSETS OR THE PRODUCT LINE AND BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE V, SELLER AND ITS AFFILIATES ARE SELLING AND CONVEYING THE ACQUIRED ASSETS AND THE PRODUCT LINE ON AN “AS IS, WHERE IS” BASIS, WITHOUT RECOURSE AND WITHOUT ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT OR ANY OTHER IMPLIED OR EXPRESS WARRANTIES WHATSOEVER.

5.13        Unaudited Financial Statements and Financial Information.

(a)          The statements of assets related to the Product Line (which for the avoidance of doubt does not include all Acquired Assets) as of the end of each of the 2002, 2003 and 2004 Fiscal Years and the related statements of net revenues in excess of direct expenses for the 2002, 2003 and 2004 Fiscal Years, set forth in Schedule 5.13(a) hereto, (the “Product Line Financial Statements”): (i) were prepared in accordance with GAAP; and (ii) present fairly in all material respects the assets acquired of the Product Line (which for the avoidance of doubt does not include all Acquired Assets) and the related net revenues in excess of direct expenses as at the respective dates of and for the periods referred to in the Product Line Financial Statements.

(b)          The definition of “Net Sales” in Article I describes, in all material respects, the method of calculating net sales used by Seller in the preparation of the Product Line Financial Statements.

(c)          Pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, Seller warrants that the assets to be acquired in this transaction generated no sales in or into the United States in Abbott Laboratories’ most recent Fiscal Year.

(d)          Each of the United States Closing Assets is set forth on Schedule 5.13(d).  The patents and trademarks set forth on Schedule 5.13(d) represent the only intellectual property owned by Seller or an Affiliate in the United States.  “United States Closing Assets” shall mean the assets owned by Abbott Cardiovascular and located in the United States, including certain patents and trademarks set forth on Schedule 5.13(d).

(e)          The Equipment is located outside of the United States and has not been used in any manner or at any time to manufacture Products sold in the United States.

5.14        Absence of Certain Changes.  Since June 30, 2004, Seller has manufactured (with respect to the Product Line it manufactures) and sold the Product Line only in the Ordinary Course of Business, and except as disclosed in Schedule 5.14, there has not been:

(a)          Except as disclosed in the Product Line Financial Statements, any Material Adverse Effect;

(b)          Any waiver of any material right of Seller primarily relating to the Product Line other than in the ordinary course of business consistent with past practice;

(c)          Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of Seller primarily relating to the Product Line other than in the ordinary course of business consistent with past practice;

(d)          Any sale, shipment or other disposition of Products to distributors or customers other than in the ordinary course of business consistent with past practice;

(e)          Any material increase in discounts or redemptions in connection with the sale, shipment or other disposition of Products to distributors or customers other than in the ordinary course of business consistent with past practice;

(f)           Any other material transaction entered into by Seller primarily relating to the Product Line other than transactions in the ordinary course of business consistent with past practice;

(g)          Any repurchase or return of a material amount of Products from distributors or customers other than in the ordinary course of business consistent with past practice;

(h)          To Seller’s Knowledge, any material increase or written notice to Seller thereof in the cost of key raw materials used in the Product Line manufacturing; or

(i)           Any agreement of Seller that would result in any of the transactions or events or require Seller to take any of the actions specified in clauses (a) through (h) above.

5.15        Warranty Matters.  Except as disclosed on Schedule 5.15, there are no material existing or, to Seller’s Knowledge, threatened product liability, warranty, failure to adequately warn or any other similar claims against Seller primarily relating to the Product Line.  To Seller’s Knowledge, there are no written statements, citations, correspondence or decisions by any Governmental Authority stating that the Product Line is materially unsafe or materially fails to meet any product warranty or other quality standards promulgated by any such Governmental Authority.  To Seller’s Knowledge, there have been no notices of recall served on Seller by any such Governmental Authority with respect to the Product Line.  To Seller’s Knowledge, except as disclosed on Schedule 5.15 or, solely with respect to clause (b), Schedule 5.16, there is no (a) fact relating to the Product Line that is reasonably likely to impose upon Seller a duty to recall the Product Line or a duty to warn customers of a defect in the Product Line, or (b) material liability for returns with respect to any Product units.

5.16        Customers, Distributors and Suppliers.   Schedule 5.16 sets forth a true and complete list of all customers or distributors of Seller and its Affiliates (whether pursuant to a commission, royalty or other arrangement) who accounted for $100,000 or more of the sales of the Products (excluding sales of Products for purposes of the Humanitarian Program) for the 2004 Fiscal Year (collectively, the “Customers and Distributors”).  Schedule 5.16 also sets forth a true and complete list of all third-party suppliers to Seller and its Affiliates primarily with respect to the Products to whom during the 2004 Fiscal Year Seller and its Affiliates made payments aggregating $100,000 or more (the “Suppliers”).  To Seller’s Knowledge, except as set forth on Schedule 5.16, the relationships of Seller and its Affiliates with the Customers and Distributors and Suppliers are good commercial working relationships.  To Seller’s Knowledge, except as set forth on Schedule 5.16, no Customer and Distributor or Supplier has canceled or otherwise terminated its relationship with Seller and its Affiliates, or has during the 12 months prior to the Closing Date materially decreased its services, supplies or materials to Seller and its Affiliates or its usage or purchase of the services or products of the Product Line nor does any Customer and Distributor or Supplier have any plan or intention to do any of the foregoing or has any Customer and Distributor or Supplier as listed on Schedule 5.16 provided written notice to the Seller and its Affiliates of any of the foregoing.

5.17        Disclosure.  To Seller’s Knowledge, the representations, warranties and statements contained in this Agreement and in the certificates and schedules delivered by Seller to Buyer pursuant to this Agreement do not contain any untrue statement of a material fact with respect to the Products, the Product Line or the Acquired Assets, and do not omit to state a material fact with respect to the Products, the Product Line or the Acquired Assets required to be stated therein to make such representations, warranties or statements not misleading in any material respect in light of the circumstances under which they were made.

ARTICLE VI
Representations and Warranties of Buyer.

Buyer represents and warrants to Seller that as of the Closing:

6.1          Organization.  Parent, Inverness Japan and Inverness Switzerland, are duly organized and validly existing and in good standing (to the extent such concept is recognized in the applicable jurisdiction) under the laws of the jurisdiction of their incorporation or formation, and are duly qualified to transact business as a business entity in all jurisdictions except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Buyer.  Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

6.2          Due Authorization.  Each Buyer entity has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements to which it is a party and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder has been duly authorized by such Buyer entity.  The signing, delivery and performance of this Agreement and the Other Agreements by each Buyer entity is not prohibited or limited by, and shall not result in the breach of or a default under, any provision of the certificate of incorporation, by-Laws or other formation documents of such Buyer entity or of any order, writ, injunction or decree of any court or governmental instrumentality.  This Agreement has been duly executed and delivered by each such Buyer entity, and the Other Agreements shall be duly executed and delivered and constitute or shall constitute the legal, valid and binding obligation of each Buyer entity party thereto, enforceable against such Buyer entity party thereto in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

6.3          Consents.  Except as set forth on Schedule 6.3, no Consent of any Person is required for Buyer or, if applicable, its Affiliates to consummate the transactions contemplated hereby.

6.4          Litigation.  There is no litigation, proceeding, claim or governmental investigation pending or, to Buyer’s Knowledge, threatened (a) relating to or affecting Buyer’s or, if applicable, Buyer’s Affiliates’ ability to purchase or operate the Product Line or assume the Assumed Liabilities or (b) that, individually or in the aggregate, could reasonably be expected to result in a material adverse effect on Buyer.

6.5          Brokers, Etc.  Except for Covington & Associates, the fees and expenses of which shall be the sole responsibility of Buyer, no broker, investment banker, agent, finder or other intermediary acting on behalf of Buyer or Buyer’s Affiliates is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

6.6          Compliance with Laws.  Buyer and Buyer’s Affiliates are in compliance with all applicable Laws, except where any such failure to comply would not reasonably be expected to result in a Buyer material adverse effect, and are not in violation of, and have not received any written notices of violation with respect to, any Law, with respect to the conduct, ownership or operation of their respective businesses which, individually or in aggregate, would reasonably be expected to result in a Buyer material adverse effect.

6.7          Disclosure.  To Buyer’s Knowledge, the representations, warranties and statements contained in this Agreement and in the certificates and schedules delivered by Buyer to Seller pursuant to this Agreement do not contain any untrue statement of a material fact, and do not omit to state a material fact required to be stated therein to make such representations, warranties or statements not misleading in any material respect in light of the circumstances under which they were made.

6.8          Valuation.  Buyer has, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in good faith determined that the fair market value of the United States Closing Assets is less than US$53,100,000.

ARTICLE VII
Post-Closing Covenants; Other Agreements.

7.1          Conduct of the Product Line Prior to the Closing.  Unless Buyer agrees otherwise in writing or except as expressly contemplated by this Agreement, from and after the date of this Agreement and until the Closing, Seller (i) shall conduct the operations of the Product Line in the Ordinary Course of Business, (ii) shall use its commercially reasonable efforts to maintain and preserve intact the operations, sales and operating results of the Product Line and to maintain satisfactory relationships with Customers and Distributors and Suppliers (iii) shall not increase the Benefit Plans applicable to the Japanese Employees other than in the Ordinary Course of Business or as required by any agreement in effect as of the date of this Agreement or as required by Law, (iv) shall maintain the existence of and use commercially reasonable efforts to protect the Patents, the Licensed Patents, the Marks, the Licensed Marks, the Japan Product Marketing Approvals and the Marketing Registrations, (v) shall maintain the Equipment in reasonable repair, order and condition (normal wear and tear excepted), (vi) shall not terminate or amend any Contract, (vii) shall not change the terms of any of Accounts Receivable other than in the Ordinary Course of Business, (viii) shall not prepay any obligation having a maturity of more than 90 days from the date it was issued and incurred, (ix) make or commit to any capital expenditure or acquire any property or assets (other than raw materials, parts and components purchased in the Ordinary Course of Business consistent with past practice) which, individually or in the aggregate, exceed $50,000, (x) pay, discharge or satisfy any claim, Liability or obligation (absolute, accrued, contingent or otherwise), other than any payment, discharge or satisfaction in the Ordinary Course of Business and consistent with past practice, and (xi) shall promptly inform Buyer in writing of any material variances from the representations and warranties contained in Article V hereof or any breach of any covenant hereunder by Seller.

7.2          Disclosure Supplements.  From the date of this Agreement until 3 days prior to the Closing Date or the earlier termination hereof, and subject, in certain circumstances, to the right of Buyer to terminate this Agreement pursuant to Section 9.1(d), Seller, by written notice to Buyer, shall supplement or amend the disclosure letter with respect to any matters that may arise during the period since the date hereof until 3 days prior to the Closing Date.  To the extent such matter occurred prior to or existed as of the date hereof and disclosure thereto was not made in accordance with this Agreement, any such update shall not qualify Seller’s representations or warranties for any purpose under this Agreement, including for purposes of (i) determining if the conditions to Buyer’s obligations to consummate the transactions contemplated hereby (Section 8.2 (a)) have been satisfied, and (ii) indemnification obligations to the Buyer Indemnified Parties pursuant to Article X hereof.  To the extent such matter arose after the date hereof and did not represent or arise from a breach of Seller’s covenants contained in this Article VII, any such update (a) shall not qualify Seller’s representations and warranties for purposes of determining if the conditions to Buyer’s obligations to consummate the transactions contemplated hereby (Section 8.2 (a)) have been satisfied, (b) may give rise to Buyer’s right to terminate under Section 9.1(d) hereof, and (c) to the extent Buyer elects to consummate the transactions contemplated hereby, Buyer shall not have a right to indemnification with respect to, and as and to the extent set forth in, such update.  The written notice given by Seller to Buyer pursuant to this Section 7.2 shall be deemed to have amended the appropriate Section of the disclosure letter and to have qualified the representations and warranties contained in Article V.

7.3          Records.

(a)  Subject to any limitations that are required to preserve any applicable attorney-client privilege, after the Closing, as applicable, Buyer and Seller shall make reasonably available to each other and their respective Affiliates, agents and representatives (as reasonably requested) and to any taxing authority or any other Governmental Authority, all information, records and documents (including with respect to marketing, customers and suppliers, and, subject to clause (b) below, the Redbooks) relating to the Acquired Assets, the Product Line and Products for all periods prior to Closing and shall preserve (i) all such information, records and documents, in the case of Seller, in accordance with its generally applicable record retention policies, and in the case of Buyer, until 6 years after the Closing; (ii) Tax information, records or documents pertaining to the Acquired Assets, the Product Line or Products until the expiration of all applicable statutes of limitations for Taxes or extensions thereof; and (iii) government contract information, records or documents for the required retention period.  Buyer and Seller shall also make available to each other, during normal business hours when reasonably requested, personnel responsible for preparing or maintaining information, records and documents, in connection with Tax matters or governmental contracts, each as it relates to the Product Line, including without limitation, product liability and general insurance liability.  In addition, subject to clause (b) below, Seller shall also make reasonably available to Buyer (during normal business hours when reasonably requested) personnel responsible for preparing or maintaining the Redbooks, laboratory notebooks and/or other historic information related to the Patents and the Marks, which personnel shall reasonably cooperate with Buyer in the transfer to Buyer of historical information related to the Patents and the Marks.  Subject to Section 7.9, Seller shall have the right to retain copies of all information and documents provided by Seller to Buyer pursuant to Section 2.1 and, to the extent reasonably necessary in connection with the business and operations of Seller and its Affiliates, use such information and documentation in the ordinary course of business consistent with past practice.  The right to access provided by this Section 7.3 shall include the right to make copies of accessed documents; provided that (A) all such copies shall be at the sole cost and expense of the requesting Party, and (B) the Party providing access shall have the right to reasonably redact all such documents.

(b)  Notwithstanding anything to the contrary in Section 7.3(a), Seller and its Affiliates shall not be required to provide access pursuant to this Section 7.3 to any Redbook (other than specific information in a Redbook directly referenced in a design history file transferred pursuant hereto to Buyer) unless (i) there is no patent litigation pending or threatened at the time of such access between Buyer or any Affiliate of Buyer, on the one hand, and Seller or any Affiliate of Seller, on the other, (ii) Seller consents to such access (such consent not to be unreasonably withheld or delayed), and (iii) Buyer’s sole purpose in seeking such access (and the sole purpose for which Buyer shall use such access) is for use in enforcing or defending a Patent in litigation or arbitration pending at the time of such access.  Buyer and its Affiliates shall use their best efforts to ensure that, except for appropriate disclosure (subject to a confidentiality agreement or order satisfactory to Seller) to Buyer’s counsel and the third party involved in the litigation or arbitration at issue and the applicable Governmental Authority or arbitrator, all documentation and information obtained pursuant to this clause (b) remains confidential and is not provided to any other third party (including by the third party involved in the litigation or arbitration at issue).

(c)  Notwithstanding the foregoing, this Section 7.3 shall not provide either Buyer or Seller (or any Affiliate, agent or representative of either thereof) any access rights to documents or information of the other which access would violate any legal constraints or obligations regarding the confidentiality thereof (unless any such violation could be and is avoided by the recipient’s execution and delivery of an appropriate confidentiality agreement), or waive any attorney/client, work product, or like privilege, or for the purpose of use in connection with potential or actual litigation, arbitration or mediation between, on the one hand, Buyer or any of its Affiliates or subsidiaries, and on the other, Seller and any of its Affiliates or subsidiaries (nor, for the avoidance of doubt, shall Buyer or Seller or any of their respective Affiliates or subsidiaries have any right to use any document or information obtained from the other pursuant to this Section 7.3 in any such litigation, arbitration or mediation).

7.4          Use of Abbott Brands.  Other than pursuant to the Other Agreements, neither Buyer nor any of Buyer’s Affiliates shall use or permit its distributors to use the Abbott Brands or any other corporate, trade or service marks or names owned or used by Seller or its Affiliates not included in the Acquired Assets.  After Inverness Japan obtains the Manufacturing Site License, all Product packaging of the Product Line used to package Products manufactured by Inverness Japan shall bear a new code identification that indicates the Products were manufactured by Inverness Japan.

7.5          Japanese Employees.

(a)  Schedule 7.5(a)(i) lists all regular employees and full-time and part-time contract employees of Abbott Japan fully or partially dedicated to the manufacture of the Product

Line (the “Japanese Employees”) by name and, to the extent applicable, accurately describes with respect to each Japanese Employee, his or her: (i) employment status, (ii) date of birth, (iii) age, (iv) job, (v) grade, (vi) education, (vii) hire date, (viii) number of service years with Abbott Japan, (ix) 2005 Fiscal Year monthly base salary and total base salary, (x) 2005 Fiscal Year seasonal payment and target variable (2%) payment), (xi) 2005 Fiscal Year housing allowance, (xii) bonus for full-time and part-time contract employees in Fiscal Year 2005, (xiii) Fiscal Year 2005 gross annual salary, (xiv) 2005 Fiscal Year seasonal payment and target payment allocations for regular employees and bonus payment allocation for contract employees between Abbott Japan and Inverness Japan, (xv) Fiscal Year 2005 vacation entitlement (days) and vacation amount, (xvi) guaranteed “age 60” retirement allowance, (xv) regular retirement allowance at the company rate and at the employee rate, (xvii) 50% and 100% special retirement allowance, (xvii) the amount of the enticement payment, and (xviii) in the case of any contract employee, the amounts of the payment that could be paid in lieu of 30 days’ notice of termination and the summer and winter payments. Schedule 7.5(a)(ii) contains a list of other significant and fringe benefits such as medical and life insurance coverage and equity incentive programs to which any of the Japanese Employees are entitled.

(b)  Within 5 days following the execution of this Agreement, Inverness Japan shall provide each Japanese Employee with a written offer of employment with Inverness Japan after the Closing Date, conditioned upon the occurrence of the Closing, on terms of employment no less favorable, than the terms of employment provided to each Japanese Employee by Abbott Japan immediately prior to the date of the execution of this Agreement.  The written offers of employment for each Japanese Employee, in both the English and Japanese language, are attached hereto in the form of Schedule 7.5(b).

(c)  Seller and Buyer shall jointly cooperate to encourage the Japanese Employees to accept on or before the Closing Date the written offers of employment made by Inverness Japan.  Buyer shall not take any actions or make any communications with or to the Japanese Employees prior to the Closing Date regarding their future employment with Inverness Japan without the prior written Consent of Seller.  Seller shall permit Buyer to have reasonable access to the Japanese Employees in furtherance of this common goal.  However, Seller makes no representation as to whether any Japanese Employee will accept or continue employment with Inverness Japan.

(d)  Except as specifically provided in Schedule 7.5(d), effective as of the Closing Date, all the Japanese Employees who accept on or before the Closing Date the written offer of employment made by Inverness Japan shall cease active participation in, and any benefit accrual under, each Abbott Benefit Plan.

(e)  From the period from the Closing Date through 6 months following the termination or expiration of the Manufacturing Support Services Agreement, Inverness Japan shall provide to all the Japanese Employees who are regular employees and who accept on or before the Closing Date the written offer of employment made by Inverness Japan no less than the amounts of the (x) regular retirement allowance at the company rate and 100% of the special retirement allowance (for regular employees who terminated at the instigation of Inverness Japan), (y) regular retirement allowance at the employee rate (for regular employees who voluntarily resign), or (z) guaranteed ‘age 60’ retirement allowance (for regular employees who qualify for full retirement during such period), which the Parties acknowledge shall have been reduced by the amount of the regular retirement allowance at the company rate paid by Sumitomo Trust in connection with the consummation of the transaction contemplated by this Agreement, all of which shall be calculated in accordance with the criteria used by Abbott Japan immediately prior to the Closing Date, provided, however, that to the extent the foregoing benefits may not be provided under Japanese Law or cannot be procured under Japanese pension administration requirements, Inverness Japan shall provide arrangements that are economically equivalent to such benefits.  From the Closing Date until the one year anniversary thereof, with respect to those other Abbott Benefit Plans (other than those described in the first sentence of this Section 7.5(e)) set forth on Schedule 7.5(e) that are in effect immediately prior to the Closing Date, Inverness Japan shall provide Benefit Plans that, in the aggregate, are at least substantially comparable to the other Abbott Benefit Plans (other than those described in the first sentence of this Section 7.5(e)) in effect immediately prior to the Closing (except as may otherwise be required by applicable Law).  Buyer hereby agrees and acknowledges that it is its intention that Inverness Japan will relocate the manufacturing of the Products to a new location and such location will not be more than 10 kilometers from the Manufacturing Facility.  Inverness Japan will inform the Japanese Employees of such intention prior to the Closing Date.

(f)   Inverness Japan shall recognize each Japanese Employee’s service as identified in Schedule 7.5(a)(i) with Seller, its Affiliates and their respective predecessors as of the Closing Date as service with the Buyer and its Affiliates, as applicable, for purposes of determining eligibility, vesting, accrued benefits and benefit level under the Benefit Plans in which the Japanese Employees shall be entitled to participate in on and after the Closing Date.  In addition, Inverness Japan shall waive any pre-existing condition limitations and eligibility waiting periods under the Benefit Plans applicable to the Japanese Employees or their spouses or respective dependents (but only to the extent such pre-existing condition limitations and eligibility waiting periods were satisfied under the Abbott Benefit Plans as of the Closing Date) and shall recognize the dollar amount of all expenses incurred by the Japanese Employees and their respective spouses and dependents during the calendar year in which the Closing occurs for purposes of satisfying the deductibles and co-payment or out-of-pocket limitations for such calendar years under the relevant Benefit Plans in which the Japanese Employees shall be entitled to participate in on or after the Closing Date.

(g)  On the Closing Date or immediately thereafter as feasible, Abbott Japan shall pay, or shall cause Sumitomo Trust, to pay to the Japanese Employees the following, to the extent applicable and adjusted as of the Closing Date: (A) to all of the regular employees (regardless of whether or not they have accepted the written offer of employment made by Inverness Japan) the regular retirement allowance at the company rate and any accrued and unused vacation days set forth opposite their name on Schedule 7.5(a)(i), (B) to those regular employees who do not accept the written offer of employment made by Inverness Japan, 50% of the special retirement allowance set forth opposite their name on Schedule 7.5(a)(i), (C) to all of the Japanese Employees who accept the written offer of employment with Inverness Japan, the amount of the enticement payments set forth opposite their name on Schedule 7.5(a)(i) (which amount in the case of both the regular employees and the full-time and part-time contract employees is equal to 1 month of salary), and (D) to the contract employees who do not accept the written offer of employment made by Inverness Japan, the amount of the payment in lieu of 30 days’ contractual notice of termination set forth opposite their name on Schedule 7.5(a)(i), but only to the extent the applicable contractual notice is not provided to the contract employees.

(h)  Simultaneously with the payments to be made by Abbott Japan pursuant to Section 7.5(g), Inverness Japan shall reimburse Abbott Japan (1) the aggregate amount of the special retirement allowance paid by Abbott Japan to those Japanese Employees who are regular employees and who do not accept the written offer of employment made by Inverness Japan, (2) the aggregate amount of the enticement payments paid by Abbott Japan to those Japanese Employees who accept such written offer of employment (regardless of whether those Japanese Employees are regular employees, full-time contract employees or part-time contract employees), and (3) to the extent the 30 days contractual notice of termination is not provided, the aggregate amount of the payment in lieu of 30 days’ notice of termination paid to the contract employees who do not accept the written offer of employment.  For the avoidance of doubt, Inverness Japan shall not reimburse Abbott Japan, at any time or in any manner, any amount with respect to the regular retirement allowance at the company rate and the regular retirement allowance at the employee rate.

(i)   Not later than January 10, 2006, Abbott Laboratories shall cause Abbott Japan to pay Inverness Japan an amount determined as described in Schedule 7.5(i)(xiv) and in the next sentence of this Section 7.5(i), which amount shall approximate the aggregate of all bonuses earned by all the Japanese Employees as of the Closing Date during the 2005 Fiscal Year pursuant to the terms of the Abbott Japan bonus plan (“Abbott Bonus Plan”) and its successor bonus plan of Inverness Japan.  The amount payable pursuant to the preceding sentence shall be the aggregate amount of all bonuses paid under the Abbott Bonus Plan and its successor bonus plan of Inverness Japan prorated for the portion of 2005 that precedes the Closing Date on the basis of a fraction, the numerator of which is the number of days that elapsed in the 2005 Fiscal Year as of the Closing Date and the denominator of which is 365.

7.6          Transfer Taxes.  All value-added taxes, sales taxes, transfer, stamp, documentary, filing, recordation and other similar Taxes together with any notarial and registry fees and recording costs (“Transfer Taxes”) resulting from the transfer by Seller and Seller’s Affiliates of the Acquired Assets to Buyer, including the transfer of the Japan Product Marketing Approvals, the Marketing Registrations, the Marks and the Patents shall be borne entirely by Buyer, and Buyer shall indemnify Seller against any Liabilities arising in connection therewith.  Buyer hereby covenants and agrees that Buyer shall pay all Transfer Taxes resulting directly or indirectly from the recording of any and all Patents and Marks in the name of Seller or Seller’s Affiliates prior to the transfer of such Patents and Marks to Buyer, if required by Law.  Seller shall be responsible for any income or capital gain taxes due as a result of the sale of the Acquired Assets to Buyer.

7.7          Accounts Receivable.  Buyer hereby agrees and acknowledge that, except as otherwise set forth in Section 4.6(b), all Accounts Receivable shall remain the property of Seller or Seller’s Affiliate after the termination of the Distribution Period and shall be collected by, and/or paid by Buyer or a Buyer’s Affiliate or designee to, Seller or Seller’s Affiliates after the termination of the Distribution Period regardless of when and by whom such Accounts Receivable are collected or paid.  If Buyer or Buyer’s Affiliate or designee receives any payments of any kind from any obligor with respect to such Accounts Receivable, then Buyer or Buyer’s Affiliates shall, within 10 days of receipt of such payment, remit such payment, less any reasonable internal processing costs of Buyer, to Seller or Seller’s Affiliates, as applicable.

7.8                                 Returns of Products.

(a)          Seller shall be responsible for and shall indemnify and hold harmless Buyer from and against (i) all returns of Products which returns were made after the Closing, relating to sales of Products made on or before the Closing; provided, however, that to the extent any returned Products are part of a lot of Products portions of which were sold both before and after the Closing Date, Seller’s indemnification obligation with respect thereto under this Section 7.8(a) shall be reduced by a percentage equal to that percentage of such lot as was sold after the Closing Date.

(b)         During the 12 month period following the Closing Date, neither Buyer nor Seller (or any Affiliate of either) will initiate or encourage customers of the Product Line to return Products, except as either Buyer or Seller reasonably deems prudent or necessary due to quality, health or safety reasons or as required by Law.

(c)          During the 3-month period following the Closing Date, Buyer shall advise Seller in writing on a monthly basis of the amount of Product returns (and the lots thereof) received or claimed since such date.

7.9                                 Assistance with Transition of the Product and Manufacturing of Product.  Seller agrees to use commercially reasonable efforts, as soon as reasonably practicable subsequent to the Closing, to provide the following transitional assistance to Buyer:

(a)          Seller shall provide Buyer all of the Technical Information and Manufacturing Instructions in its possession related to the Product as soon as feasible following the Closing Date, but in any event no later than 30 days following the Closing Date.  Buyer assumes any and all responsibility to make any remediation, modification or change required by any Regulatory Authority following the Closing Date to the manufacturing processes or test methods contained in the Technical Information or Manufacturing Instructions, or any intermediate step thereof, and shall solely bear all expenses related thereto.  Buyer further assumes all risk of any inability by Buyer or any designee to replicate any process, or portion thereof, that used by Seller or Seller’s Affiliates to manufacture the Product.

(b)         Seller shall offer Buyer reasonable assistance in securing transfers of the current Marketing Registrations and the Japan Product Marketing Approvals or new Marketing Registrations as soon as reasonably practicable subsequent to the Closing Date.

(c)          Within 90 days prior to the termination of the Distribution Period for the relevant country within the Territory, Seller shall collaborate with Buyer’s sales organization, at Buyer’s sole cost and expense, to notify customers of the Product of the transaction contemplated hereby and continuity plans in an effort to ensure continued business under Buyer’s ownership, and shall assist Buyer in the transfer of local customer accounts.

(d)         From and after the Closing Date and continuing until the termination of the Manufacturing Support Services Agreement, Seller or Seller’s Affiliates shall, at no additional cost to Buyer, make available up to a maximum of 500 man hours during such period, personnel reasonably familiar with the Acquired Assets, and such personnel shall provide explanations and answer questions as are reasonably necessary to allow Buyer to effectively identify, organize and utilize each of the Acquired Assets.  Except as expressly provided otherwise in the Other Agreements, the 500 man hours referred to in the previous sentence shall include any cooperation and assistance requested by Buyer or Buyer’s Affiliate under all the provisions of this Agreement and the Other Agreements.  Seller shall provide Buyer such other support services as agreed upon between the Parties, provided, however, that any excess time spent by Seller or Seller’s Affiliates personnel for the purpose of assisting Buyer or Buyer’s Affiliates, shall be billed at the rate of $250 per man hour.  Notwithstanding the foregoing, Seller shall be entitled to decline to provide support services to Buyer or Buyer’s Affiliates in excess of 500 man hours.  Buyer shall reimburse Seller (against presentational of verifiable invoices) for the reasonable cost of travel and lodging incurred by Seller personnel in the course of travel for the purpose of providing the cooperation or assistance requested by Buyer pursuant to this Section 7.9(d).

7.10                           Buyer’s Covenant Not to Sue.  (a) Subject to Buyer’s rights under the Noncompetition Agreement, Buyer hereby agrees and covenants that Buyer and its Affiliates shall not sue or otherwise assert any claim or counterclaim against (or participate in or join or otherwise aid, other than as required by Law, in any claim or action against) Seller, its Affiliates, or any of their distributors or customers, to the extent based on a claim that any such Person, with respect to such Person’s (i) manufacture, sale, offer for sale, importation, use or other actions involving products that use lateral flow immunoassay technology for detecting bacterial contamination of blood products, such as platelets and red blood cells, (ii) use or sale of OraSure HIV or any other replacement products in accordance with the provisions of Sections 2.1(c) and 2.1(d) of the Noncompetition Agreement, (iii) sale or donation of any Product (or any other products following compliance by Seller and its Affiliates with the provisions of Sections 5.6 or 5.7 of the Manufacturing Support Services Agreement or Sections 2.9 and 2.10 of the Supply of

Products for the Humanitarian Program Agreement) under the Humanitarian Program, (iv) Seller or any of its Affiliates’ participation in the Developing World Program pursuant to Section 7.17, and (v) manufacture, sale and distribution of Products under the Manufacturing Support Services Agreement and this Agreement, infringes upon any patent right (now or in the future) owned, licensed to (with the right to sublicense) or otherwise controlled by Buyer or any of Buyer’s Affiliates, which patent right relates to lateral flow immunoassay technology.  Buyer agrees to impose this covenant not to sue on any third party to which Buyer or any of its Affiliates may assign, license or otherwise transfer a patent relating to lateral flow immunoassay technology.

(b)                                 The Parties hereby agree and acknowledges that (i) the provisions of the Noncompetition Agreement and Sections 7.10 and 7.11 do not amend, modify or terminate in any manner the provisions of Sections 7.5 and 7.6 of that certain Asset Purchase Agreement by and among Abbott Laboratories, Parent, Inverness Switzerland, Morpheus Acquisition Corp. and Morpheus Acquisition LLC dated September 30, 2003 (as amended from time to time pursuant to amendments made in accordance with the terms of such agreement, the “APA”) and the provisions of Sections 7.5 and 7.6 of the APA shall survive the execution of this Agreement, and (ii) in the case of any conflict or inconsistency between the covenants not to compete set forth in Section 7.5 of the APA and the Noncompetition Agreement, on the one hand, and the covenants not to sue set forth in Section 7.6(b) of the APA and Section 7.10, on the other hand, the provisions of the covenants not to compete set forth in Section 7.5 of the APA and the Noncompetition Agreement shall prevail for any and all purposes and, therefore, the provisions of the covenants not to sue set forth in Section 7.6(b) of the APA and Section 7.10 are subject to the provisions of the covenants not to compete set forth in Section 7.5 of the APA and the Noncompetition Agreement.

7.11                           Seller’s Covenant Not to Sue.  (a)  Seller and Seller’s Affiliates covenant and agree that Seller and Seller’s Affiliates will not sue or otherwise assert any claim or counterclaim against (or participate in or join or otherwise aid, other than as required by Law, in any claim or action against) Buyer, Buyer’s Affiliates, or any of their suppliers, distributors or customers, to the extent based on a claim that any such Person, with respect to such Person’s manufacture, sale, offer for sale, importation, use or other actions involving a Product (as they exist as of the Closing Date or any Minor Product Modification made by Buyer or its Affiliates thereafter) (“Buyer’s Field of Use”), infringes upon any patent right (now or in the future) owned, licensed to (with the right to sublicense) or otherwise controlled by Seller or any of Seller’s Affiliates to the extent such patent rights pertain to Buyer’s Field of Use.

(b)         Seller and Seller’s Affiliates covenant and agree that Seller and Seller’s Affiliates will not sue or otherwise assert any claim or counterclaim against (or participate in or join or otherwise aid, other than as required by Law, in any claim or action against) Buyer, Buyer’s Affiliates, or any of their distributors or customers, to the extent based on a claim that any such Person, with respect to such Person’s manufacture, sale, offer for sale, importation, use or other actions involving a Modified Product which uses lateral flow immunoassay technology, infringes upon any patent right (now or in the future) owned, licensed to (with right to sublicense) or otherwise controlled by Seller or any of Seller’s Affiliates; provided, however, that Parent and Abbott Laboratories shall enter into good faith negotiations with respect to Parent’s payment of a reasonable royalty fee with respect to the manufacture, sale, offer for sale, importation, use or other actions involving a Modified Product for commercial purposes, but no such royalty shall be required for the purposes of the Humanitarian Program.

7.12                           Product Diversion.  (a)  Buyer hereby agrees and covenants that, after the termination of the Distribution Period for the relevant country within the Territory, neither Buyer nor its Affiliates shall knowingly manufacture, promote, market, distribute, divert or sell any Products outside the Field of Use and shall use all commercially reasonable efforts to ensure and procure that any distributors, resellers, agents, co-promoters or any other Person acting on Buyer’s behalf (collectively, a “Buyer Product Vendor”) by contract or otherwise shall not promote, market, distribute, divert or sell any Products outside the Field of Use.  If, after the termination of the Distribution Period for the relevant country within the Territory, Buyer or its Affiliates become aware of any particular Buyer Product Vendor has promoted, marketed, distributed, exported, sold or diverted Products outside the Field of Use, Buyer or its Affiliates shall use commercially reasonable efforts to prevent further unauthorized activity by such Buyer Product Vendor.  Without limiting the foregoing, Buyer or its Affiliate shall (i) within 45 days of becoming aware of such unauthorized activity, send a notice to such Buyer Product Vendor, with a copy to Seller, notifying such Buyer Product Vendor to immediately cease and desist from all such unauthorized activities regarding the Products, and (ii) use commercially reasonable efforts, including taking such regulatory actions as may be appropriate in all relevant jurisdictions, to prevent further unauthorized activity by such Buyer Product Vendor.  If the unauthorized activity is conducted by a Buyer Product Vendor with which Seller or its Affiliates has an existing commercial relationship, Buyer may request that Seller or its Affiliates also use commercially reasonable efforts to inform such Buyer Product Vendor of this restriction and request that such Buyer Product Vendor cease such unauthorized activity.  For the avoidance of doubt, Seller acknowledges that Buyer, Buyer’s Affiliates and any Person acting on Buyer’s behalf shall not be limited from promoting, marketing, distributing or selling the Products to any customer or end user, including any hospitals, laboratories, blood banks or similar locations, provided that such Products are not promoted, marketed, distributed or sold for use outside of the Field of Use.

(b)         Seller hereby agrees and covenants that, after the Closing Date, except as otherwise expressly contemplated by this Agreement or any of the Other Agreements, (including the right of Seller, its Affiliates, and other Persons to whom Seller may from time to time grant such right to make, have made, use, offer to sell, sell, import and export (i) the Products or, subject to the provisions of the Manufacturing Support Services Agreement and the Supply of Products for the Humanitarian Program Agreement, any similar test products that operate in a Rapid Manner for the detection of infectious diseases (including HIV and hepatitis) in any of the Least Developed Countries solely for purposes of the Humanitarian Program, and (ii) OraSure HIV anywhere in the United States), neither Seller nor its Affiliates shall knowingly manufacture, promote, market, distribute, divert or sell any Products (including Alternative Products, as defined in the Manufacturing Support Services Agreement) outside the Humanitarian Program and shall use all commercially reasonable efforts to ensure and procure that any distributors, resellers, agents, co-promoters or any other Person acting on Seller’s behalf (collectively, a “Seller Product Vendor”) by contract or otherwise shall not promote, market, distribute, divert or sell any Products (including Alternative Products) outside the Humanitarian Program.  If Seller or its Affiliates become aware that any particular Seller Product Vendor promoted, marketed, distributed, exported, sold or diverted Products (including Alternative Products) outside of the Humanitarian Program, Seller or its Affiliates shall use commercially reasonable efforts to prevent further unauthorized activity by such Seller Product Vendor.  Without limiting the foregoing, Seller or its Affiliate shall (i) within 45 days of becoming aware of such unauthorized activity, send a notice to such Seller Product Vendor, with a copy to Seller, notifying such Seller Product Vendor to immediately cease and desist from all such unauthorized activities regarding the Products, and (ii) use commercially reasonable efforts, including taking such regulatory actions as may be appropriate in all relevant jurisdictions, to prevent further unauthorized activity by such Seller Product Vendor.  If the unauthorized activity is conducted by a Seller Product Vendor with which Buyer or its Affiliates has an existing commercial relationship, Seller may request that Buyer or its Affiliates also use commercially reasonable efforts to inform such Seller Product Vendor of this restriction and request that such Seller Product Vendor cease such unauthorized activity.

(c)          For the purposes of this Section 7.12, in the case of Buyer, knowingly shall mean the actual knowledge of the Executive Vice President of Point of Care of Buyer, and in the case of Seller, the actual knowledge of the Director of Global Care Initiatives of Seller.

7.13                           Further Assurances.  From time to time, as and when requested by a Party, the other Party shall, and shall cause its Affiliates to, at its expense (except as otherwise expressly provided in this Agreement), execute such Transfer Documents (including such instruments of assignment as may be necessary in order to have the assignment of the Patents and the Marks recorded in the name of Buyer or Buyer’s Affiliates at the relevant patent and trademark offices) and take such further actions as may be reasonably required to carry out the provisions hereof and consummate and evidence the transactions contemplated hereby, including executing and delivering or causing to be executed and delivered to such Party such Transfer Documents as such Party or its counsel may reasonably request as necessary for such purpose.

7.14                           Non-Solicitation.  (a)  Except for the Japanese Employees, for the period starting on the Closing Date and ending 6 months after the termination or expiration of the Manufacturing Support Services Agreement, Buyer agrees that it shall not, and it shall cause its Affiliates not to, knowingly hire, or attempt to hire any employee of the Abbott Diagnostics Division of Abbott Japan.

(b)                                 For the period starting on the Closing Date and ending six months after the termination or expiration of the Manufacturing Support Services Agreement, Seller agrees that it shall not,, and it shall cause its Affiliates (including Abbott Japan) not to, knowingly hire, or attempt to hire any of the Japanese Employees or any other employee of Inverness Japan.

7.15                           Financing.  Buyer shall use commercially reasonable efforts to close the Financing prior to the Closing Date, provided, however, that in no event shall Buyer be required to accept terms that would result in a Material Adverse Effect.  Buyer shall use commercially reasonable efforts to satisfy on or prior to the Closing all requirements that are conditions to its consummation of such Financing and to the drawing down of the cash proceeds under the Financing.

7.16                           Developing World Program.  (a) Buyer hereby agrees and covenants that, as soon as reasonably practicable after the Closing Date, Buyer shall negotiate in good faith with Seller and Northwestern University, and Seller shall negotiate in good faith with Buyer and Northwestern University, with respect to the proposal for the Integrated Rapid Test Platforms Appropriate for the Developing World Program, provided, however, that Buyer does not have any obligation to accept or participate in such proposal if it considers the matters set forth therein to be outside of its commercial interests.  Seller hereby covenants and agrees to use commercially reasonable efforts to permit Buyer to participate in such negotiations for the Developing World Program and shall not conduct any activity with respect to the Developing

World Program that would otherwise be prohibited by the Noncompetition Agreement absent the exceptions provided in Sections 2.1(a)(x) or 2.1(b)(ii) of the Noncompetition Agreement (with respect to the Developing World Program), unless and until Buyer has been provided the opportunity to participate in negotiations with respect to such program, as contemplated by the preceding sentence.

(b)         Seller and its Affiliates hereby agree and covenant that, at any time during the period from the Closing Date through the 5th anniversary of the Closing Date, Seller and its Affiliates shall not submit any pre-market approval applications with the FDA under Section 515 of the Federal Food, Drug and Cosmetic Act, as amended, or any similar registrations or applications in a country or territory, with respect to the commercialization of a Competing Product to be distributed, marketed or sold (i) in any country other than the Least Developed Countries or (ii) as provided and in accordance with the terms of the Manufacturing Support Services Agreement and the Supply of Products for the Humanitarian Program Agreement.

7.17                           Financial Information.  Commencing (or continuing, if applicable) promptly after the date hereof, Seller and its Affiliates shall use commercially reasonable efforts and provide all such cooperation as may be necessary to cause to be delivered to Buyer audited financial statements of the Product Line as promptly as reasonably practicable.  Seller acknowledges that time is of the essence in connection with the preparation and delivery of the financial statements of the Product Line to Buyer.  Seller and its Affiliates shall reasonably cooperate (including with respect to timelines thereof), at Buyer’s sole cost and expense (excluding internal costs of Seller), with independent accountants selected by Buyer reasonably acceptable to Seller (the “Product Line Accountants”) in connection with such independent accountants’ audit of the statements of assets acquired of the Product Line and the related statements of net revenues in excess of direct expenses as at and for the 2002, 2003 and 2004 Fiscal Years, to the extent such audit is required by the SEC, including: (i) providing access to such financial records and other information and such personnel as may be reasonably necessary in connection with such audit, (ii) delivery of such documentation to the Product Line Accountants, including letters of management, as may be reasonably requested by them, and (iii) taking such other actions as requested by the Product Line Accountants as are reasonable and customary in connection with similar audits.  Further Seller and its Affiliates shall reasonably assist Buyer, at Buyer’s sole cost and expense (excluding internal costs of Seller), in connection with Buyer’s preparation of the pro forma financial information that Buyer must file with the SEC in connection with the consummation of the transactions contemplated hereby.  Seller acknowledges and agrees that Buyer may file the financial statements and pro forma financial information referenced in this

Section 7.17 with the SEC and that such filing may be made with the SEC prior to or subsequent to the Closing Date.  Further, except for disclosures related to the Humanitarian Program, both Parties agree that any such filing of the financial statements or pro forma financial information described above shall not be subject to the provisions set forth in Section 11.2 regarding the submission of such disclosure to the other Party for review; provided, however, that if such filing contains any additional disclosure (other than the financial statements and pro forma financial information described above and any descriptions of this Agreement or the transactions contemplated herein in the footnotes to such financial statements and pro forma financial information) concerning this Agreement, the Other Agreements, the transaction contemplated thereby or the matters described therein, submission of such additional disclosure (including any disclosure related to the Humanitarian Program) must be previously submitted to the other Party for review in accordance with the provisions of Section 11.2.

7.18                           Use of Determine/Daina Screen Brand Names in United States.  After the Closing Date, Seller and its Affiliates hereby covenant not to market, sell or distribute any product inside or outside the United States in any form under the brand name Determine® or Daina Screen®, except pursuant to an agreement (including this Agreement or an Other Agreement) with Buyer or an Affiliate thereof.

7.19                           Reagent Information Rights.  Within 60 days following the Closing Date, Seller will provide to Buyer (i) all information regarding the amino acid sequence(s) of any Reagent, (ii) all information about the nucleotide(s) sequences used to produce any Reagent, (iii) a description of the recombinant methods used to produce any Reagent, (iv) a description of the protein synthesis methods used to produce any Reagent, and (v) all information regarding monoclonal antibody producing hybridomas and techniques employed using the hybridomas to produce any Reagent.  Subject to Section 7.9(d), Seller and its Affiliates shall provide Buyer and its employees and advisors with reasonable access to Seller and its Affiliate’s employees familiar with the Reagents for purposes of evaluating this information.  Buyer and its Affiliates shall use their best efforts to ensure that all documentation and information obtained pursuant to this Section 7.19 (1) remains confidential, (2) is not provided to any other Person without the prior written consent of Seller, and (3) is not provided to any employee of Buyer or its Affiliates without the employee’s prior execution of a confidentiality agreement with Buyer or an Affiliate of Buyer.  Buyer acknowledges that because a breach, or failure to comply with, the confidentiality obligations provided in this Section 7.19 will cause irreparable injury to Seller for which there is no adequate remedy by Law and the exact amount of which will be difficult to ascertain, if Buyer, or any Affiliate, representative, agent, successor, employee or assign thereof, should in any way breach, or fail to comply with, the terms of this Section 7.19, Seller shall be immediately entitled to an injunction restraining such Person(s) from any such breach or failure, without the necessity of proving injury or damages or engaging in the alternative dispute resolution process set forth in Exhibit K.  Resort to any such remedy provided for by Law shall not preclude or bar the concurrent or subsequent employment of any other appropriate remedy or remedies, or preclude the recovery by Seller of monetary damages and compensation.

7.20                           Inverness Japan.  Parent hereby agrees and acknowledges that prior to the Closing, (i) Inverness Japan shall be a wholly-owned subsidiary of Parent and (ii) Parent shall cause Inverness Japan to expressly ratify this Agreement by means of Inverness Japan signing the signature page of this Agreement and, upon the express ratification of this Agreement, Inverness Japan shall become a Party to this Agreement for any and all purposes.

ARTICLE VIII
Conditions to Closing

8.1                                 Conditions to Seller’s Obligations.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless validly waived in writing by Seller:

(a)          the representations and warranties made by Buyer in this Agreement shall be (i) true and correct as of the date hereof and (ii) true and correct (in all material respects, in the case of those representations and warranties which are not by their express terms qualified by reference to materiality or Material Adverse Effect) as of the Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made as of a specified date shall be true and correct (in all material respects, in the case of those representations and warranties which are not by their express terms qualified by reference to materiality or Material Adverse Effect) as of such specified date), in each case except for changes permitted or contemplated by this Agreement;

(b)         Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it at or prior to the Closing;

(c)          at the Closing there shall not be in effect any Law or order of a Governmental Authority which restrains, prohibits or declares illegal the consummation of the transactions contemplated by this Agreement and the Other Agreements, and there shall be no proceeding pending or threatened that may result in any of the foregoing; and

(d)         Buyer shall have delivered, or have caused to be delivered, all the closing deliveries required by
Section 4.3(b).

8.2                                 Conditions of Buyer’s Obligations.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Buyer:

(a)          the representations and warranties made by Seller in this Agreement shall be (i) true and correct as of the date hereof and (ii) true and correct (in all material respects, in the case of those representations and warranties which are not by their express terms qualified by reference to materiality or Material Adverse Effect) as of the Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made as of a specified date shall be true and correct (in all material respects, in the case of those representations and warranties which are not by their express terms qualified by reference to materiality or Material Adverse Effect) as of such specified date), in each case except for changes permitted or contemplated by this Agreement;

(b)         Seller shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it at or prior to Closing;

(c)          at any time on or after the date of this Agreement, there shall not have occurred any Material Adverse Effect (or, if one shall have occurred, it shall have been cured to the reasonable satisfaction of Buyer)

(d)         Buyer shall have obtained the proceeds of the Financing;

(e)          the terms set forth on Schedule 8.2(e) shall have been satisfied;

(f)            at the Closing there shall not be in effect any Law or order of a Governmental Authority which restrains, prohibits or declares illegal the consummation of the transactions contemplated by this Agreement and the Other Agreements and there shall be no proceeding pending or threatened that may result in any of the foregoing; and

(g)         Seller shall have delivered, or caused to be delivered, all of the closing deliveries required by Section 4.3(a).

ARTICLE IX
Termination

9.1                                 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of Seller and Buyer;

(b)         by Seller or Buyer if the Closing has not occurred on or before July 31, 2005, unless the failure of such consummation shall be due to the failure of Seller to comply in all material respects with the agreements and covenants contained herein;

(c)          by Seller or Buyer if any of the conditions to such Party’s obligations to perform set forth in Section 8.1 or Section 8.2, as applicable, becomes incapable of fulfillment; provided, however, that a Party may not seek termination pursuant to this Section 9.1(c) if such condition is incapable of fulfillment due to the failure of such Party to perform the agreements contained herein required to be performed by such Party at or before the Closing;

(d)         by Buyer, if any supplemental disclosure made by Seller pursuant to Section 7.2 discloses any matter that would, individually or in the aggregate, (i) prohibit Seller’s ability to fulfill the condition to Buyer’s obligation set forth in Section 8.2(a) hereof, or (ii) reasonably be expected to have or result in a Material Adverse Effect; provided, however, that the Buyer exercises such right by the earlier of 2 days after Buyer’s receipt of the relevant supplemental disclosure or the Closing Date;

(e)          by either Seller or Buyer if the other Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) is not cured within 30 days after written notice thereof from the non-breaching Party or, in the case where the date or period of time specified for performance has lapsed, promptly following written notice thereof from the non-breaching Party or (ii) is incapable of being cured by the breaching Party; or

(f)            by either Seller or Buyer if any Governmental Authority of competent jurisdiction shall have issued an order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order or other action shall have become final and nonappealable.

9.2                                 Procedure and Effect of Termination.  In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 9.1, written notice thereof shall forthwith be given to all other Parties, Buyer shall redeliver to Seller all documents, work papers and other material of Seller relating to the Product Line and to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and no Party to this Agreement shall have any liability under this Agreement to any other except that nothing herein shall relieve any part from the liability for any willful breach of any of the representations, warranties, covenants and agreements set forth in this Agreement.

ARTICLE X
Indemnification and Survival.

10.1                           Indemnification by Seller.

(a)                                  Seller’s Indemnity.  Subject to the limitations and procedures set forth in this Article X, Seller agrees to indemnify and hold harmless Buyer and its Affiliates and their respective officers, directors and employees (each a “Buyer Indemnified Party”) at all times against and in respect of all losses, damages, Liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees) (collectively, “Losses”) which any Buyer Indemnified Party may suffer or incur to the extent arising out of, related to or resulting from (i) any breach of any of the representations, warranties, covenants and agreements of Seller set forth in this Agreement or (ii) any Excluded Liability.

(b)                                 Limitations on Seller’s Indemnity.  Except in cases of fraud or willful misconduct, Seller shall not be obligated to indemnify any Buyer Indemnified Party for any Loss described in Section 10.1(a)(i) with respect to breaches of representations and warranties until the aggregate of all such Losses for which Seller is liable are in excess of the Threshold Amount (in which event, subject to the terms, conditions and limitations set forth in this Article X, Seller shall be obligated to indemnify Buyer, and Buyer may assert its right to indemnification hereunder, to the full extent of such Losses, as if there were no Threshold Amount), or for any Loss of less than $10,000 unless such Loss is part of one or more similar or related Losses which in the aggregate would exceed $10,000.  Except in cases of fraud or willful misconduct, Seller’s aggregate liability for Losses described in Section 10.1(a)(i) with respect to breaches of representations and warranties shall not exceed $9,600,000.  Neither Seller nor Seller’s Affiliates shall have liability to any Buyer Indemnified Party for any consequential, incidental, special or punitive damages (other than for lost profits to the extent, if any, direct rather than consequential), and Losses indemnifiable hereunder shall not include such damages.

10.2                           Indemnification by Buyer.

(a)                                  Buyer’s Indemnity.  Subject to the limitations and procedures set forth in this Article X, Buyer agrees to indemnify and hold harmless Seller and Seller’s Affiliates and their respective officers, directors and employees (each, a “Seller Indemnified Party”) at all times against and in respect of all Losses which any Seller Indemnified Party may suffer or incur to the extent arising out of, related to or resulting from: (i) any breach of any of the representations, warranties, covenants and agreements of Buyer set forth in this Agreement; (ii) any Assumed Liability; (iii) the manufacture, marketing or sale of Products, or other operation of the Product Line by Seller after the Closing Date; or (iv) any patent infringement liability or product liability arising out of or related to the design of the Products with respect to Products sold on or after the Closing Date, including suits, actions, claims or other proceedings filed (now or in the future) by the Persons set forth on Schedule 10.2(a), solely to the extent related to sales of Products subsequent to the Closing Date.

(b)                                 Limitations on Buyer’s Indemnity.  Except in cases of fraud or willful misconduct, Buyer shall not be obligated to indemnify any Seller Indemnified Party for any Loss described in Section 10.2(a)(i) with respect to breaches of representations and warranties until the aggregate of all such Losses for which Buyer is liable are in excess of the Threshold Amount (in which event, subject to the terms, conditions and limitations set forth in this Article X, Buyer shall be obligated to indemnify Seller, and Seller may assert its right to indemnification hereunder, to the full extent of such Losses, as if there were no Threshold Amount), or for any Loss of less than $10,000 unless such Loss is part of one or more similar or related Losses which in the aggregate would exceed $10,000.  Except in cases of fraud or willful misconduct, Buyer’s aggregate liability for Losses described in Section 10.2(a)(i) with respect to breaches of representations and warranties shall not exceed $9,600,000.  Buyer shall have no liability to any Seller Indemnified Party for any consequential, incidental, special or punitive damages (other than for lost profits to the extent, if any, direct rather than consequential), and Losses indemnifiable hereunder shall not include such damages.

10.3                           Survival.  The representations and warranties of the Parties contained herein shall survive until 18 months following the Closing Date at which time they shall expire (except with respect to representations and warranties made in Section 5.2, the first sentence of Section 5.3, and Sections 5.10, 6.2 and 6.5, which shall survive indefinitely) except with respect to claims previously made in writing with respect to breaches of such representations and warranties.  No claim may be made based upon an alleged breach of any such representations or warranties whether for indemnification in respect thereof or otherwise, unless written notice of such claim, in reasonable detail as to the basis for and facts supporting such claim, is given to Buyer or to Seller, as the case may be, prior to 18 months following the Closing Date. The indemnification obligations of Seller for Excluded Liabilities related to pre-Closing Taxes pursuant to Section 10.1(a)(ii) and the indemnification obligations of Buyer for Assumed Liabilities for post-Closing Taxes pursuant to Section 10.2(a)(ii) (each referred to as “Tax Indemnification”) shall survive the Closing until the expiration of the applicable statute of limitations (as such statutory period may be extended) related to such Taxes at which time such Tax Indemnification shall terminate except with respect to claims previously made in writing, giving reasonable detail as to the basis for and facts supporting such claim, with respect to such Tax Indemnification.  No claim may be made pursuant to the Tax Indemnification unless written notice of such claim, in reasonable detail, is given to the indemnifying Party within said applicable statute of limitations period (as such statutory period may be extended.)  The covenants of the Parties set forth herein shall survive in perpetuity except to the extent otherwise stated herein.

10.4                           Exclusive Remedy.  Except in cases of fraud, willful misconduct or intentional misrepresentations, the rights and remedies set forth in this Article X and claims for specific performance of covenants shall constitute the sole and exclusive rights and remedies of the Buyer Indemnified Parties and the Seller Indemnified Parties with respect to this Agreement and the transactions contemplated hereby and the Parties shall not be entitled to bring, and hereby irrevocably waive, any other claims, rights or causes of action against the other Party hereto, whether in equity or in Law with respect thereto.  The rights of indemnification provided in this Article X are solely for the benefit of the Indemnified Parties referred to therein, and such rights may not be extended, directly or indirectly, to any other Person.  For the avoidance of doubt, this Section 10.4 shall not limit any rights of any Indemnified Party under any Other Agreement other than the Bill of Sale and Assignment and Assumption Agreement.

10.5                           Net Losses and Subrogation.

(a)                                  Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by a Person entitled to indemnification hereunder (an “Indemnified Party”) shall be calculated after giving effect to: (i) any insurance proceeds received by the Indemnified Party (or any of its Affiliates) with respect to such Losses (net of increases and reasonably expected increases in insurance premiums attributable to the payment of such proceeds) and (ii) any recoveries obtained by the Indemnified Party (or any of its Affiliates) from any other third party.  If any such insurance proceeds or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after the Indemnified Party (or any Affiliate) has received the benefit of any indemnification hereunder with respect thereto, the Indemnified Party (or such Affiliate) shall pay to the Person providing the indemnification (the “Indemnifying Party”) the amount of such proceeds or recoveries (up to the amount of the Indemnifying Party’s payment).

(b)                                 Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights of the Indemnified Party (and its Affiliates) against any third party in respect of the Losses to which such payment relates.  Such Indemnified Party (and its Affiliates) and Indemnifying Party shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

10.6                           Third Party Claim Indemnification Procedures.

(a)                                  Any Indemnified Party shall give notice as promptly as is reasonably practicable to the Indemnifying Party of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity intends to be sought under this Agreement; provided that the failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Section 10.6 except to the extent (if any) that the Indemnifying Party shall have been prejudiced thereby.  Following receipt of a notice from the Indemnified Party pursuant to this Section 10.6, the Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party’s election, to assume, at its own expense, the defense of any such claim, suit, action or proceeding with counsel selected by the Indemnifying Party (and not reasonably objected to by the Indemnified Party) if, but only if, the Indemnifying Party acknowledges in writing to the Indemnified Parties that it is obligated under this Agreement to indemnify them against all Losses they incur or have incurred in connection with such third party claim.  The Indemnified Party shall not settle, compromise or consent to any judgment in respect of any such claim, suit, action or proceeding without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(b)                                 Following the Indemnifying Party’s election to assume the defense of any claim, action or proceeding pursuant to Section 10.6(a), (i) the Indemnified Party shall deliver to the Indemnifying Party, in a timely fashion (which shall be no later than 10 Business Days after the Indemnified Party’s receipt of notice of such election), copies of all notices and documents (including court papers) received by the Indemnified Party relating to such claim, action or proceeding and (ii) the Indemnified Party shall use its commercially reasonable efforts at the Indemnifying Party’s expense (excluding internal costs) to cooperate in the defense or prosecution thereof as reasonably requested by the Indemnifying Party in the context of the relevant claim, action or proceeding (including the quantum and nature of damages sought thereunder).  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, action or proceeding, and making a reasonable number of employees reasonably available on a mutually convenient basis, to provide additional information and explanation of any material provided hereunder; provided, however, that the foregoing shall be at the Indemnifying Party’s expense (excluding internal costs) and shall be organized in a manner as shall not unreasonably disrupt the normal operations of the Indemnified Party’s business having regard to the context in which such cooperation is requested and of the relevant claim, action or proceeding (including the quantum and nature of the damages sought thereunder).

(c)                                  The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense of a claim, action or proceeding for which the Indemnified Party is entitled to indemnification hereunder, except to the extent (if any) that the Indemnifying Party shall have been prejudiced by the Indemnified Party’s failure to give timely notice of such claim, action or proceeding as required by Section 10.6(a).

(d)                                 If the Indemnifying Party assumes the defense of any claim, action or proceeding pursuant to Section 10.6(a), the Indemnified Party shall have the right (but not the duty) to participate in such defense and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party.

(e)                                  If the Indemnifying Party does not elect to assume defense of any claim, action or proceeding pursuant to Section 10.6(a), the Indemnifying Party may nevertheless participate (but not control) and employ its own counsel (not reasonably objected to by the Indemnified Party), at its expense, in the defense of such claim, action or proceeding.

(f)                                    Each Party to this Agreement agrees to use its commercially reasonable efforts to cooperate and cause its employees to cooperate with and assist the appropriate Indemnifying Party and Indemnified Party in connection with defending any third party claim, action, proceeding or liability for which indemnity is sought hereunder, including, but not limited to claims, actions and proceedings with respect to which an Indemnifying Party has elected to assume or participate in the defense, including using its commercially reasonable efforts to mitigate any such claim, action, proceeding or liability for which indemnity is sought hereunder; provided, however, that if the Indemnified Party fails to use commercially reasonable efforts to mitigate any claim, action, proceeding or liability, then notwithstanding anything else to the contrary contained in this Agreement, such failure shall only affect the Indemnified Party’s right to indemnification with respect to such claim, action, proceeding or liability to the extent of any Losses that could reasonably be expected to have been avoided if the Indemnified Party had made such commercially reasonable efforts.

(g)                                 Subject to Sections 10.1(b), 10.2(b), 10.3, 10.4 and 10.5, the Indemnifying Party may, without the prior written consent of the Indemnified Party, settle or compromise or consent to the entry of any judgment with respect to a claim or any litigation resulting therefrom which is the subject of Section 10.6 if such settlement, compromise or consent (i) includes an unconditional release of all the Indemnified Parties from all liability arising out of or related to such action or the subject matter thereof, (ii) includes no admission of fault or culpability by or on behalf of any Indemnified Party or its businesses, and (iii) provides for settlement or relief solely in the form of monetary damages to be paid fully by the Indemnifying Party.  Any other type of settlement or compromise or consent to the entry of any judgment shall not be undertaken by the Indemnifying Party without obtaining the prior written consent of the Indemnified Party to its terms, which consent shall not be unreasonably withheld or delayed; provided that if the Indemnified Party shall have given such consent, the Indemnified Party agrees that it shall, and shall cause its Affiliates to, submit to any non-monetary relief of judgment arising out of or forming part of any such settlement, compromise or consent.

(h)                                 With respect to any third party claim, action or proceeding in relation to which an Indemnifying Party is required to indemnify an Indemnified Party pursuant to this Section 10.6 (an “Indemnified Claim”) that is combined or joined with one or more claims, actions or proceedings that are not Indemnified Claims or with respect to an Indemnified Claim under which both the Indemnified Party and the Indemnifying Party may be liable, which both desire to contest and control, the control of such claim, action or proceeding shall rest with the Person having the larger amount in dispute, and the Person in control may not settle or compromise any such claim without the prior written consent of the other Person (such consent not to be unreasonably withheld or delayed); provided, however, that if an Indemnifying Party acknowledges in writing that it is obligated to indemnify an Indemnified Party with respect to any Indemnified Claim, the Indemnifying Party, and not the Indemnified Party, shall be deemed to have the amounts of such Indemnified Claim in dispute.

(i)                                     Whether or not the Indemnifying Party chooses to defend any claim involving a third Party, all the Parties hereto (i) shall cooperate in the defense thereof and (ii) shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.  With respect to any claim subject to indemnification under this Section 10.6, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges.  In connection therewith, each Party agrees that: (A) it shall use its reasonable efforts, in respect of any claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable Law and rules of procedure), and (B) all communications between any Party hereto and counsel responsible for or participating in the defense of any claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

ARTICLE XI
Miscellaneous.

11.1                           Assignment.  This Agreement may not be assigned or otherwise transferred by either Party without the consent of the other Party which shall not be unreasonably withheld or delayed.  Any purported assignment in violation of the preceding sentence shall be void.  Notwithstanding the foregoing, either Party may assign this Agreement and its rights and benefits hereunder and may delegate its duties hereunder to an Affiliate or to any Person which acquires all or substantially all of the business of such Party or, in the case of Seller, all or substantially all of its medical device business; provided, however, that such assigning Party shall remain primarily liable for its obligations hereunder.

11.2                           Public Announcements.  Except for the press release attached hereto as Exhibit O which shall be released by Buyer upon the opening of the New York Stock Exchange on May 31, 2005, neither Party shall issue or make any public announcement, press release or other public disclosure regarding this Agreement or the Other Agreements or their subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Law or the rules of a stock exchange on which the securities of the disclosing Party are listed with respect to this Agreement or any Other Agreement.  In the event a Party is, in the opinion of its counsel, required to make a public disclosure by Law or the rules of a stock exchange on which its securities are listed, such Party shall submit the proposed disclosure in writing to the other Party at least (a) 3 days prior to the date of disclosure in connection with an extraordinary event that occurred without advance warning to either Party, or (b) 5 days prior to the date of disclosure in connection with an ordinary course disclosure or in connection with the closing of the transaction contemplated herein, for an opportunity to provide reasonable comments thereon and such Parties shall consider such comments in good faith but shall be under no obligation to include such comments.

11.3                           Confidentiality.

(a)                                  Buyer and Seller agree the Confidentiality Agreement shall, as of the Closing Date, have no prospective effect.

(b)                                 Seller agrees that, after the Closing, Seller shall, and Seller shall cause its Affiliates to, exercise the same degree of care with respect to confidentiality of Information (as defined below) in any of their possession that Seller exercises with respect to similar types of its own proprietary information, but in no event less than a reasonable degree of care, except that any Information required by Law or legal or administrative process to be disclosed may be disclosed, provided that, if reasonably possible, Seller shall first notify Buyer of such disclosure requirement so that Buyer may seek a protective order or other appropriate remedy.  For purposes of this clause (b), the term “Information” means (i) all trade secrets relating exclusively to the Product Line, the Acquired Assets and/or the Assumed Liabilities, and (ii) all confidential or proprietary information provided by Buyer or any of its Affiliates to Seller in connection with the transactions contemplated hereby or by any Other Agreement, other than any such trade secrets or information that (A) is known to Seller, as evidenced by its written records, prior to receipt thereof from Buyer; (B) is disclosed to Seller by a third person which has a legal right to make such disclosure without requiring Seller to maintain the confidentiality thereof; (C) is or becomes part of the public domain through no fault of Seller; or (D) is independently developed by or for Seller as evidenced by its written records, without reference to Information received from Buyer.

(c)                                  Buyer agrees that, after the Closing, it shall, and it shall cause its Affiliates to, exercise the same degree of care with respect to confidentiality of Information (as defined below) in any of their possession that Buyer exercises with respect to similar types of its own proprietary information, but in no event less than a reasonable degree of care, except that any Information required by Law or legal or administrative process to be disclosed may be disclosed, provided that, if reasonably possible, Buyer shall first notify Seller of such disclosure requirement so that Seller may seek a protective order or other appropriate remedy.  For purposes of this clause (c), the term “Information” means all confidential or proprietary information not included in the Acquired Assets provided by Seller or any of its Affiliates to Buyer or any of its Affiliates in connection with the transactions contemplated hereby or by any Other Agreement other than any such information that (A) is known to Buyer, as evidenced by its written records, prior to receipt thereof from Seller; (B) is disclosed to Buyer by a third person which has a legal right to make such disclosure without requiring Buyer to maintain the confidentiality thereof; (C) is or becomes part of the public domain through no fault of Buyer; or (D) is independently developed by or for Buyer as evidenced by its written records, without reference to Information received from Seller.

11.4                           Expenses.  Whether or not the transactions contemplated hereby are consummated, and except as otherwise specified herein, each Party shall bear its own costs and expenses in connection with this Agreement and with respect to the transactions contemplated by this Agreement.  Buyer shall be solely responsible for preparing all Transfer Documents required for the assignment of the Patents, Marks, trade names, transfer of the Japan Product Marketing Approvals and the Marketing Registrations (or application for new Marketing Registrations), any other transfers of any other Acquired Assets in the name of Buyer or Buyer’s Affiliates, and shall pay all costs, fees, expenses (including any Transfer Taxes or legalization fees) in connection therewith.

11.5                           Severability.  Each of the provisions contained in this Agreement shall be severable, and the unenforceability of one shall not affect the enforceability of any others or of the remainder of this Agreement.

11.6                           Entire Agreement.  This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the Parties hereto.  This Agreement, the Confidentiality Agreement and the Other Agreements contain the entire agreement of the Parties hereto with respect to the transactions covered hereby, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof.

11.7                           No Third Party Beneficiaries.  (a) Except as provided in Section 11.7(b) below, this Agreement is solely for the benefit of the Parties hereto and, to the extent set forth herein, their respective Affiliates and the other Indemnified Parties and no provision of this Agreement shall be deemed to otherwise confer upon any other third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement

(b)                                 Seller, Parent and Inverness Switzerland hereby agree and acknowledge that the provisions of this Agreement are intended for the benefit of Inverness Japan and, upon the express ratification of this Agreement by Inverness Japan signing the signature page of this

Agreement prior to the Closing Date, Inverness Japan shall become a Party to this Agreement for any and all purposes.

11.8                           Waiver.  The failure of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

11.9                           Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Illinois without regard to the conflicts of laws provisions thereof.

11.10                     Alternative Dispute Resolution.  Any controversy, dispute or claim arising out of or relating in any way to this Agreement or the Other Agreements or the transactions contemplated hereunder or thereunder shall be resolved pursuant to the alternative dispute resolution procedures set forth in Exhibit K.

11.11                     Headings.  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

11.12                     Counterparts.  The Parties may execute this Agreement in one or more counterparts, and each fully executed counterpart shall be deemed an original.

11.13                     Notices.  All communications, notices and consents provided for herein shall be in writing and be given in person or by means of telex, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type), by overnight courier or by mail, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by telex, facsimile or other means of wire transmission; (c) 1 Business Day after delivery to the overnight service; or (d) 4 Business Days after being deposited in the United States mails, with proper postage and documentation, for first-class registered or certified mail, prepaid.

Notices shall be addressed as follows:

If to any Buyer entity, to:

Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, MA 02453
Attention: General Counsel
Facsimile Number: (781) 647-3939

with copies (which shall not constitute notice) to:

Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attention: Scott F. Duggan
Facsimile Number: (617) 523-1231

If to Seller, to:

Abbott Laboratories
100 Abbott Park Road
Building AP6C, Department 0392
Abbott Park, Illinois 60064-6020
Attn: President, Abbott Diagnostics Division
Facsimile Number: (847) 938-6277

with copies (which shall not constitute notice) to:

Abbott Laboratories
100 Abbott Park Road
Building AP6D, Department 322
Abbott Park, Illinois 60064-6020
Attn: Divisional Vice President, International Legal Operations
Facsimile Number: (847) 938-1342

provided, however, that if any Party shall have designated a different address by notice to the others, then to the last address so designated.

11.14                     Schedules.  Buyer agrees that any disclosure by Seller in any Schedule attached hereto shall not establish any threshold of materiality.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

INVERNESS MEDICAL INNOVATIONS, INC.

By:	/s/ Paul T. Hempel
Name:	Paul T. Hempel
Title:	Secretary & General Counsel

INVERNESS MEDICAL SWITZERLAND GmbH

By:	/s/ Paul T. Hempel
Name:	Paul T. Hempel
Title:	Geschaeftsfuehrer

INVERNESS MEDICAL JAPAN, LTD.

By:	/s/ Paul T. Hempel
Name:	Paul T. Hempel
Title:	Representative Director

ABBOTT LABORATORIES

By:	/s/ Sean E. Murphy
Name:	Sean E. Murphy
Title: Vice President, Global Medical Licensing and New Business Development

ABBOTT CARDIOVASCULAR, INC.

By:	/s/ Thomas C. Freyman
Name:	Thomas C. Freyman
Title: Executive Vice President, Finance and Chief Finance Officer

ABBOTT JAPAN CO., LTD.

By:	/s/ Isao Ikeda
Name:	Isao Ikeda
Title: Representative Director and Chairman of the Board and President